UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Kratos Defense & Security Solutions, Inc.
(Name of Registrant as Specified In Its Charter)
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March 29, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Kratos Defense & Security Solutions, Inc. ("Kratos"), which will be held at the Rancho Bernardo Inn at 17550 Bernardo Oaks Drive, San Diego, CA 92128, on Thursday, May 9, 2019, at 9:00 a.m. local time. We hope you will be able to attend the meeting in person.
At our annual meeting, our stockholders will be asked to elect the eight directors named herein to our Board of Directors; to ratify the Board of Directors' selection of Deloitte & Touche LLP as our independent registered public accounting firm; to cast an advisory vote to approve the compensation of our named executive officers; and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Following the formal annual meeting, we will also present a report on our operations and activities, and management will be pleased to answer your questions about us and our business.
Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Kratos common stock you own, it is important that your shares be represented at the annual meeting. This year, we are pleased to take advantage of rules enacted by the Securities and Exchange Commission ("SEC") that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting of Stockholders, our proxy statement, our 2018 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet or by telephone. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you have received a paper copy of our proxy materials you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided or by utilizing the telephone or Internet voting systems.

Sincerely,

Eric DeMarco President and Chief Executive Officer

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
10680 TREENA STREET, SUITE 600
SAN DIEGO, CA 92131
(858) 812-7300
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 9, 2019
To the Stockholders of Kratos Defense & Security Solutions, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kratos Defense & Security Solutions, Inc. (the "Company") will be held on Thursday, May 9, 2019, at 9:00 a.m. local time at the Rancho Bernardo Inn at 17550 Bernardo Oaks Drive, San Diego, CA 92128 for the following purposes:

1.
To elect the following eight nominees as directors to serve until the next annual meeting, or until their successors are duly elected and qualified: Scott Anderson, Bandel Carano, Eric DeMarco, William Hoglund, Scot Jarvis, Jane Judd, Samuel Liberatore, and Amy Zegart.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2019.

3.	An advisory (non-binding) vote to approve the compensation of our named executive officers, as presented in the proxy statement accompanying this Notice.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Our Board of Directors unanimously recommends a vote "FOR" the election of all of the director nominees, and "FOR" each of proposals 2 and 3. The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Our Board of Directors has fixed the close of business on March 15, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the meeting. You must present your proxy, voter instruction card or meeting notice for admission.

By Order of the Board of Directors,

Eric DeMarco
March 29, 2019	President and Chief Executive Officer
        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 9, 2019: Our Notice of Annual Meeting of Stockholders, proxy statement and 2018 Annual Report on Form 10-K are available at www.proxyvote.com.

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2019 PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Stockholders

Time & Date:	9:00 a.m., May 9, 2019
Place:	Rancho Bernardo Inn 17550 Bernardo Oaks Drive San Diego, CA 92128
Record Date:	March 15, 2019
Voting:
You may vote either in person at the Annual Meeting or by telephone, the Internet or mail. See the section entitled "How to Vote" below for more detailed information regarding how you may vote your shares.

Admission:
Everyone attending the Annual Meeting will be required to present both proof of ownership of the Company's common stock and a valid picture identification, such as a driver's license or passport. If your shares are held in the name of a bank, broker or other financial institution, you will need a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not have both proof of ownership of the Company's common stock and a valid picture identification, you may be denied admission to the Annual Meeting. Cameras and electronic recording devices are not permitted at the Annual Meeting.

Meeting Agenda and Voting Recommendations

Proposal		Board of Directors Vote Recommendation	Page References (for more detail)
1.	Election of Directors	FOR EACH DIRECTOR NOMINEE	17

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2019	FOR	21

3.	Advisory (non-binding) vote to approve the compensation of our named executive officers	FOR	23

Proposal 1: Director Nominees
The following table provides summary information about each director nominee. Each director nominee will be elected to serve until the next annual meeting of stockholders.

Name	Age	Director Since	Occupation	Independent	Committees
Scott Anderson	60	1997	President, NE Wireless Networks, LLC	x	Audit (Chair); Nominating & Corporate Governance
Bandel Carano	57	1998	Managing Partner, Oak Investment Partners	x	Compensation
Eric DeMarco	55	2003	President and Chief Executive Officer, Kratos
William Hoglund (Chairman)	65	2001	Member, Safeboats International, LLP	x	Audit; Compensation; Nominating & Corporate Governance
Scot Jarvis	58	1997	Principal, Cedar Grove Partners, LLC	x	Audit; Compensation (Chair); Nominating & Corporate Governance
Jane Judd	72	2011	Senior Financial Executive (Ret.), Titan Corporation	x	Audit
Samuel Liberatore	81	2009	President (Ret.), Madison Research Division of Kratos	x	Nominating & Corporate Governance
Amy Zegart	51	2014	Senior Fellow, The Hoover Institution, Stanford University and Co-Director, Stanford Center for International Security and Cooperation	x	Nominating & Corporate Governance (Chair)

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2019 (please review the complete Proposal No. 2 beginning on page 21 of this proxy statement).

Proposal 3: Advisory Vote to Approve Compensation of Named Executive Officers
We are asking our stockholders to provide an advisory vote relating to the compensation of our named executive officers. The Compensation Committee has developed our executive compensation strategy to achieve the following principal compensation objectives:

•
align executive compensation with our stockholders' interests, including placing a majority of compensation "at risk" and requiring that a significant portion of the Chief Executive Officer's and other executive management's equity awards vest in a manner that is directly tied to the Company's performance and growth;

•	recognize individual initiative and achievements and successful execution of the Company's strategic plan, as approved by the Company's Board of Directors;

•	attract, motivate and retain highly qualified executives; and

•	create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.
At the 2018 Annual Meeting, our stockholders indicated approval of the compensation of our named executive officers, with 97% of the votes cast in favor of the advisory vote. We were very pleased with the voting results in light of the Compensation Committee's and the management's continuing efforts in gathering feedback from key stockholders regarding our executive compensation and developing a compensation structure that more closely aligns pay with performance and aligns the interests of our executives with our stockholders. We continue to regularly solicit feedback from the Company's stockholders regarding our performance, progress on executing the Company's strategic plan and our executive compensation philosophy and programs. As a result, our Compensation Committee has taken the following actions with respect to executive compensation:
        2018 Executive Pay Highlights:    For 2018, the Compensation Committee implemented and/or continued a number of practices that provided more clear alignment between pay and performance, including:

•
Base Salary: In 2010, the Company’s Board of Directors approved management’s strategy to build a product, system and technology based company that is focused on peer and near peer threats to U.S. National Security, rather than asymmetric or terrorist threats. The strategy was based in part on the 2010 Department of Defense (“DoD”) Unmanned Systems Strategic Road Map which called for a new class of tactical unmanned aerial vehicles to be fielded by 2020, which could successfully perform their mission in anti-access/area-denied or contested environments. In 2011, the Budget Control Act of 2011(“BCA”) was established as law, which limited U.S. Federal Government discretionary spending, including DoD spending, which led to a significant U.S. defense industry contraction. Taking into consideration the continued focus on internal investments in certain growth opportunities and related technologies, intellectual property, and new platforms and systems that the Company was making and continues to make in its core businesses and consistent with the Company’s long term strategy, the base salaries of all of our named executive officers are frozen at either 2014 or 2015 compensation levels. The salary freezes reflect the Compensation Committee’s emphasis on aligning pay, execution of the previously approved long term strategic plan of the Company and performance, taking into consideration the continued focus on internal investments in certain growth opportunities and related technologies, intellectual property, and new platforms and systems that the Company has been making and continues to make in its core businesses. The intent of the Compensation Committee is to construct a compensation program that continues to place significant emphasis on performance-based and long-term incentives, while being mindful of the DoD's budgetary environment and providing salaries that align with peer compensation data. The Compensation Committee strives for executive compensation to be at or near the median of peer companies' executive compensation.

•
Long-Term Equity Incentives:  Since 2013, the Company has issued an approximate 50%/50% mix (at target) of performance-based and time-based equity incentives, and the Company followed the same practice in 2018. After receiving feedback from the Company’s stockholders and a compensation consultant, the Compensation Committee modified the metrics for the 2018 performance-based restricted stock unit awards (“RSUs”), to provide that (a) 50% of such RSUs vest based on total shareholder return (“TSR”) for the Company’s common stock relative to the Company’s peers during a three year period, and (b) 50% of such RSUs vest based on the Company’s EBITDA growth during a three year period. The time-based RSUs cliff vest 100% at the end of five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. Additionally, the Chief Executive Officer's RSUs granted in 2018 are subject to a five-year deferral period under which the common stock underlying such RSUs will not be issued and released until five years after the applicable vesting date.

•
Change in Control Agreements:  The Company will not enter into any new change in control agreements that contain excise tax gross-ups and will remove any existing excise tax gross-up provisions when existing agreements are renewed or materially amended.

•	Anti-Hedging and Anti-Pledging Policy: The Company continued its policy that prohibits any hedging and pledging transactions by directors and executive officers.

•
Stock Ownership Target Guideline:  The Compensation Committee continued its stock ownership target guideline for our Chief Executive Officer of 1% of our outstanding shares of common stock, including all shares subject to options, RSUs, Employee Stock Purchase Plan ("Purchase Plan") purchases, open market purchases and 401(k) holdings.

•
Clawback Policy:  The Compensation Committee continued its Incentive Compensation Recoupment Policy, under which the Company will seek to recover full or partial portions of cash and equity-based incentive compensation received by executive officers when such incentive compensation (i) was tied to the achievement of financial results that are subsequently restated to correct an accounting error due to material noncompliance with financial reporting requirements and (ii) would have been lower based upon the subsequently restated financial results.

        2019 Executive Pay Highlights:    For 2019, the Compensation Committee continued to focus on clear alignment between pay and performance:

•
Base Salary:  Continuing the Compensation Committee’s emphasis on aligning pay with the Company’s long-term business strategy and performance and taking into consideration the expected continued ramp in growth of the Company’s strategic core focus areas until a certain critical mass is achieved, the base salaries of all of our named executive officers remained frozen at prior compensation levels.

•
Long-Term Equity Incentives:  The Company continued its practice of issuing an approximate 50%/50% mix (at target) of performance-based and time-based equity incentives. Similar to the RSUs granted in the prior year, the performance-based RSUs granted in 2019 vest (a) 50% based on TSR for the Company’s common stock relative to the Company’s peers during a three year period, and (b) 50% based on the Company’s EBITDA growth during a three year period. The time-based RSUs cliff vest 100% at the end of five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. Additionally, the Chief Executive Officer's RSUs granted in 2019 are subject to a five-year deferral period under which the common stock underlying such RSUs will not be issued and released until five years after the applicable vesting date.

Additional information about our compensation philosophy and program, including the compensation actions summarized above, can be found in the "Compensation Discussion and Analysis" section beginning on page 31 of this proxy statement. Our Board of Directors and Compensation Committee believe that the compensation of our named executive officers for fiscal year 2018 was appropriate and reasonable and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Compensation Committee believes that our compensation policies and procedures are effective in achieving the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives' long-term interests with those of our stockholders and motivating our executive officers to remain with the Company for long and productive careers.
        Cautionary Statement.    Any statements in this proxy statement that do not describe historical facts may constitute forward-looking statements. These forward-looking statements are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause our actual future results to differ materially from current expectations are identified and described in more detail in our filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K for the fiscal year ended December 30, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
10680 TREENA STREET, SUITE 600
SAN DIEGO, CA 92131
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2019
General
The enclosed proxy is solicited on behalf of our Board of Directors (the "Board") for use at the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Kratos Defense & Security Solutions, Inc., to be held on May 9, 2019 at 9:00 a.m. local time and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Rancho Bernardo Inn at 17550 Bernardo Oaks Drive, San Diego, CA 92128.
We intend to mail a Notice Regarding the Availability of Proxy Materials (the "Notice") or our proxy materials to all stockholders of record entitled to vote at the Annual Meeting on or about March 29, 2019. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials.
All references to us, we, our, the Company and Kratos refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, and its subsidiaries.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2019:
        Our Notice of Annual Meeting of Stockholders, proxy statement and 2018 Annual Report on Form 10-K are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Solicitation and Revocation of Proxy
Our Board is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or, if no designation is made, they will vote the proxies FOR the election of all of the director nominees, and FOR each of proposals 2 and 3. In their discretion, the proxy holders named in the proxy are authorized to vote on any matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. As of the date of this proxy statement, our Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.
If you give a proxy, you may revoke it at any time before the final vote at the Annual Meeting, either:
(1)   by revoking it in person at the Annual Meeting;
(2)   by sending a written notice that you are revoking your proxy to our Corporate Secretary at 10680 Treena Street, Suite 600, San Diego, California, 92131; or
(3)   by submitting another properly completed and executed proxy card with a later date to us at the above noted address.
Your presence at the meeting will not automatically revoke your proxy, but if you attend the meeting and cast a ballot, your proxy will be revoked as to the matters on which the ballot is cast.

Shares Outstanding and Voting Rights
Only stockholders of record as of the record date, March 15, 2019, will be entitled to notice of and to vote at the Annual Meeting or at any continuation, postponement or adjournment of the original meeting. On the record date, our only class of voting stock outstanding was common stock. On March 15, 2019, 105,872,292 shares of common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters to be voted upon at the Annual Meeting.
How to Vote
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by attending the Annual Meeting and voting in person. You will be given a ballot at the Annual Meeting.
If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•	To vote via the Internet, go to the Internet address stated on your proxy card.

•	To vote by telephone, call the number stated on your proxy card.

•	To vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope.
Votes submitted via the Internet or by telephone must be received by 11:59 P.M. Eastern Time on May 8, 2019. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. If voting by mail, the proxy card must be received prior to the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.
        We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If at the close of business on March 15, 2019 your shares of common stock were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and you will receive a proxy card and voting instructions from that organization. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.
Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from your broker, bank or other nominee.
Voting Kratos Shares Held Through the Kratos 401(k) Plan
The Kratos 401(k) Plan provides that the trustee of the plan will vote the shares of our common stock that are not directly voted by the participants in the plan. If the trustee does not receive voting instructions from participants in the Kratos 401(k) Plan, the trustee may vote the shares of our common stock under such plan in the same proportion as the shares voted by all other respective plan participants. If the trustee receives a signed but not voted proxy card, the trustee will vote such shares of our common stock according to the Board's recommendations.

Counting of Votes; Quorum
The inspector of election appointed for the meeting by our Board will count the votes cast by proxy or in person at the Annual Meeting. The inspector will count those votes to determine whether or not a quorum is present.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock entitled to vote are represented by votes at the Annual Meeting or by proxy. At the close of business on March 15, 2019, the record date for the Annual Meeting, there were 105,872,292 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions will be counted toward the quorum requirement. Broker non-votes will also be counted toward the quorum requirement. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date to provide the Company with the opportunity to establish a quorum.
Required Vote
The following is a summary of the voting requirements that apply to the proposals discussed in this proxy statement:

Proposal		Vote Required	Discretionary Voting Allowed?
1.	Election of Directors	Plurality	No
2.	Ratification of Selection of Independent Registered Public Accounting Firm	Majority	Yes
3.	Advisory Vote to Approve the Compensation of Our Named Executive Officers	Majority	No
Our Board unanimously recommends a vote "FOR" the election of all of the director nominees and "FOR" each of proposals 2 and 3.
A "plurality" means, with regard to the election of directors, that the eight nominees for director receiving the greatest number of "for" votes from our shares entitled to vote will be elected.
A "majority" means that a proposal will pass if it receives a number of "for" votes that is a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.
"Discretionary voting" occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which rules permit such bank, broker, or other holder of record to vote. As noted below, when banks, brokers, and other holders of record are not permitted under the rules to vote the beneficial owner's shares, the affected shares are referred to as "broker non-votes."
Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our Board and Compensation Committee will review the results of the votes and, consistent with our record of stockholder engagement, will take the results into account in making its determinations concerning executive compensation.
Effect of Withhold Authority Votes, Abstentions and Broker Non-Votes
Withhold Votes:    Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the eight director nominees receiving the highest number of "for" votes will be elected.

However, if any nominee for director receives a greater number of votes "withheld" than votes "for" his or her election, our corporate governance policies require that such person must promptly tender his or her resignation to the Board following certification of the vote. Any such resignation will be reviewed by our Nominating and Corporate Governance Committee and, within 90 days after the election, the Board will determine whether to accept, reject or take other appropriate action with respect to the resignation.
Abstentions:    Under Delaware law (under which Kratos is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting. Therefore, abstentions will have the same effect as a vote "against": Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers.
Broker Non-Votes:    Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters ("discretionary matters") but do not have discretion to vote uninstructed shares as to certain other matters ("non-discretionary matters"). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker's inability to vote the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a "broker non-vote."
Banks, brokers, and other such record holders are not permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the votes on: Proposa1 No. 1—Election of Directors and Proposal No. 3—Advisory Vote to Approve the Compensation of our Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors and on the advisory vote related to the compensation of our named executive officers, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2019 should be considered a routine matter. Therefore, your broker will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.
Delivery of Notice of Internet Availability of Proxy Materials; Delivery of Multiple Proxy Materials
Under rules adopted by the SEC, we may provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to some of our stockholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice also tells you how to access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
If you received more than one package of proxy materials, this means that you have multiple accounts holding shares of Kratos common stock. These may include: accounts with our transfer agent, EQ Shareowner Services; shares held in Kratos' 401(k) Plan or Purchase Plan; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.
Cost and Method of Solicitation
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, other employees, or consultants. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.
Stockholder List
A complete list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, for ten days prior to the date of the annual meeting during ordinary business hours at our principal offices located at 10680 Treena Street, Suite 600, San Diego, California, 92131.
Admission to the Annual Meeting
Everyone attending the Annual Meeting will be required to present both proof of ownership of the Company's common stock and a valid picture identification, such as a driver's license or passport. If your shares are held in the name of a bank, broker or other financial institution, you will need a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not have both proof of ownership of the Company's common stock and a valid picture identification, you may be denied admission to the Annual Meeting. Cameras and electronic recording devices are not permitted at the Annual Meeting.
If you need directions to the Annual Meeting so that you may attend or vote in person, please contact Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 10680 Treena Street, Suite 600, San Diego, California, 92131, telephone (858) 812-7300.
Voting Results
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the "Form 8-K") that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

CORPORATE GOVERNANCE
Overview
We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Ethics, together with our certificate of incorporation, bylaws and the charters of the committees of our Board (the "Committees"), form the basis for our corporate governance framework. As discussed below, our Board has established three standing committees to assist it in fulfilling its responsibilities to the Company and its stockholders: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The Corporate Governance Guidelines are available for review on our website at www.kratosdefense.com/about-kratos/governance.
Director Independence
Our Board has unanimously determined that seven of our directors standing for re-election, Messrs. Anderson, Carano, Hoglund, Jarvis, and Liberatore and Mses. Judd and Zegart, who constitute a majority of the Board, are "independent" directors as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). In making this determination, the Board has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors have a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us) that could compromise the director's ability to act independently and in the best interests of the Company and its stockholders. In addition, based upon NASDAQ Marketplace Rule 5605(a)(2), the Board determined that Mr. DeMarco is not "independent" because he is the Company's President and Chief Executive Officer.
Nominations for Directors
The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. As provided by our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider and evaluate any recommendation for director nominees proposed by a stockholder or group of stockholders that has continuously held at least 3% of the outstanding shares of our common stock entitled to vote at the annual meeting of stockholders for at least three years by the date the stockholder makes the recommendation and who satisfies the notice, information and consent provisions set forth in our Second Amended and Restated Bylaws, as amended (the "Bylaws"). The Nominating and Corporate Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.
See "Stockholder Proposals" below for additional information regarding the content and timing of the information that must be received by our Corporate Secretary for a director nominee to be considered for election at our 2020 Annual Meeting. A printed copy of our Bylaws may be obtained by any stockholder upon request to our Corporate Secretary at Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California 92131.
The goal of the Nominating and Corporate Governance Committee is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience to Kratos. As stated in our Corporate Governance Guidelines, nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, absence of conflicts of interests with the Company, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar businesses, products or markets, and willingness to devote adequate time and effort to Board responsibilities. Although we do not have a written policy with respect to Board diversity, the Nominating and Corporate Governance Committee and the

Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.
Additionally, our Bylaws provide that in order to be eligible for election or appointment to the Board, an individual must (i) be at least 21 years of age, (ii) have the ability to be present, in person, at all regular and special meetings of the Board, and (iii) either (a) have substantial relevant experience in the national defense and security industry or (b) have, or be able to obtain, a U.S. government issued security clearance relevant to the business of the corporation. In addition to the foregoing, no person shall be eligible for election or appointment to the Board if such person has been convicted of a crime involving dishonesty or breach of trust or if such person is currently charged with the commission of or participation in such a crime. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in Kratos' best interests and that of our stockholders. The Nominating and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an "audit committee financial expert" as defined by SEC rules, that at least a majority of the members of our Board must meet the definition of "independent director" under the NASDAQ Marketplace Rules or the listing standards of any other applicable self- regulatory organization, and that there is at least one female member of our Board by December 31, 2019 as required by California Senate Bill 826. The Nominating and Corporate Governance Committee also believes it to be appropriate for certain key members of our management to participate as members of our Board.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board willing to continue to serve. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to be considered for re-election at an upcoming annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such cases, all of the members of our Board are polled for suggestions as to individuals meeting the criteria for nomination to our Board. Research may also be performed to identify qualified individuals. If the Nominating and Corporate Governance Committee believes that our Board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.
All directors and director nominees are required to submit a completed directors' and officers' questionnaire as part of the nominating process. At the discretion of the Nominating and Corporate Governance Committee, the nominating process may also include interviews and additional background and reference checks for non-incumbent nominees.
Stockholder Communications with Directors
The Board has adopted a Stockholder Communications with Directors Policy. The Stockholder Communications with Directors Policy is available for review on our website at www.kratosdefense.com/about-kratos/governance. Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail. Those who wish to send such communications may do so by addressing their communication to: Chairman of the Board or Board of Directors, c/o Corporate Secretary, Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California 92131.
The Board has instructed the Corporate Secretary to review all communications so received and to exercise her discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.

Code of Ethics
Our Board has adopted a Code of Ethics that applies to all of our directors, officers and employees. The Code of Ethics is available for review on our website at www.kratosdefense.com/about-kratos/governance and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California, 92131, Attention: Investor Relations. Each of our directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller, are required to comply with the Code of Ethics. The Audit Committee is responsible for reviewing and approving all amendments to the Code of Ethics and all waivers of the Code of Ethics for executive officers or directors and providing for prompt disclosure of all amendments and waivers required to be disclosed under applicable law. We will disclose future amendments to our Code of Ethics or waivers required to be disclosed under applicable law from our Code of Ethics for our executive officers or directors on our website, www.kratosdefense.com, within four business days following the date of the amendment or waiver. There have not been any waivers of the Code of Ethics relating to any of our executive officers or directors in the past year.
Meetings and Committees of the Board
Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the Committees. Regular communications between our directors and management also occur apart from meetings of the Board and the Committees.
Meeting Attendance
Our Board normally meets quarterly but may hold additional meetings as required. During fiscal year 2018, the Board held four regularly scheduled meetings, and two special meetings. Each of our directors attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings of each Committee on which he or she was serving. All eight of our directors attended last year's annual meeting of stockholders.
Our Board has adopted a "Board Member Attendance at Annual Meetings Policy," which strongly encourages all directors to attend the Company's annual meetings of stockholders. The full policy is available for review on our website at www.kratosdefense.com/about-kratos/governance.
Executive Sessions
Executive sessions of independent non-employee directors are held in connection with each regularly scheduled Board meeting and at other times as necessary, and are chaired by our Chairman of the Board. The Board's policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and other non-independent directors, if any. The Committees of our Board may also meet in executive session at the end of each Committee meeting. Executive sessions of the Audit Committee and Compensation Committee are routinely held with the regularly scheduled meetings of the respective committees.
Committees of the Board
Our Board currently has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee
Our Audit Committee consists of Messrs. Anderson (Chairperson), Hoglund and Jarvis and Ms. Judd. Our Board has affirmatively determined that each member of the Audit Committee is independent under NASDAQ Marketplace Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Marketplace Rule 5605(c), the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and applicable rules of the SEC. Our Board has also affirmatively determined that Ms. Judd qualifies as an "audit committee financial expert" as such term is defined in Regulation S-K under the Securities Act of 1933, as amended. During 2018, the Audit Committee met eight times.
The Audit Committee acts pursuant to a written charter, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Audit Committee include overseeing, reviewing and evaluating our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and as necessary, the termination of our independent auditors. Additional information regarding the Audit Committee is set forth below in the Report of the Audit Committee.
Compensation Committee
Our Compensation Committee consists of Messrs. Carano, Hoglund and Jarvis (Chairperson). Our Board has affirmatively determined that each member of the Compensation Committee is independent as such term is defined under NASDAQ Marketplace Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Marketplace Rule 5605(d). During 2018, the Compensation Committee formally met four times and has had further additional discussions as they deem appropriate. Our Board has adopted a charter for the Compensation Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The Compensation Committee reviews and makes recommendations to our Board concerning the compensation and benefits of our executive officers (including the Chief Executive Officer) and directors, oversees the administration of our equity and employee benefits plans, and reviews general policies relating to compensation and benefits. In accordance with NASDAQ Marketplace Rule 5605(d), the Compensation Committee evaluates the independence of each compensation consultant, outside counsel and advisor retained by or providing advice to the Compensation Committee. The Compensation Discussion and Analysis section below provides additional information regarding the Compensation Committee's processes and procedures for considering and determining executive compensation.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Ms. Zegart (Chairperson) and Messrs. Anderson, Hoglund, Jarvis and Liberatore. Our Board has affirmatively determined that each member of the Nominating and Corporate Governance Committee is independent as such term is defined under NASDAQ Marketplace Rule 5605(a)(2). The Nominating and Corporate Governance Committee evaluates and recommends to the Board nominees for each election of directors. The Nominating and Corporate Governance Committee met four times in 2018. Our Board has adopted a charter for the Nominating and Corporate Governance Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board with respect to the nominations or elections of directors and providing oversight of our corporate governance policies and practices.
Board and Committee Effectiveness
The Board and each of its Committees perform an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. The Board and Committee evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.

Board Leadership Structure
The Board believes that its current independent Board structure is best for our Company and provides good corporate governance and accountability. The Board does not have a fixed policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of the Company and its stockholders. The functions of the Board are carried out by the full Board, and when delegated, by the Committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.
The Board believes that the current structure of a separate Chairman of the Board and Chief Executive Officer is the optimum structure for the Company at this time, taking into consideration Mr. DeMarco's active role in pursuing the Company's business and strategic plans.
Board Role in Risk Management
The risk oversight function of the Board is carried out by both the Board and each of its Committees, with the primary responsibility for identifying and managing risk at the Company resting with senior management. While the risk oversight function and matters of strategic risk are considered by the Board as a whole, each of the Committees has the following risk oversight responsibilities:

•
As provided in its charter, the Audit Committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Each quarter, our head of Internal Audit has reported directly to the Audit Committee on the activities of our internal audit function and at least annually our General Counsel reports directly to the Audit Committee on our ethics and compliance program. Management also reports to the Audit Committee on legal, finance, accounting and tax matters at least quarterly. The Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as-needed basis. The Audit Committee typically also has executive meetings with the internal auditors and external auditors without senior management.

•	As provided in its charter, the Nominating and Corporate Governance Committee considers risks related to regulatory and compliance matters.

•	As provided in its charter, the Compensation Committee considers risks related to the design of the Company's compensation programs for our executives.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2018, no members of our Compensation Committee were officers or employees of Kratos or any of our subsidiaries or had any relationship otherwise requiring disclosure hereunder. In addition, none of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or our Compensation Committee.
Certain Relationships and Related Party Transactions
None of our directors are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their service on the Board that would be required to be disclosed pursuant to NASDAQ Rule 5250(b)(3).
During fiscal year 2018, the Company incurred $3,699,043 from one of its suppliers, 5-D Systems, Inc. ("5-D") for engineering services rendered to its Unmanned Systems Division. Steve Fendley, the President of our Unmanned Systems Division, is a cofounder and currently owns 50% of 5-D.
Procedures for Approval of Related Party Transactions
Under its charter, the Audit Committee is charged with reviewing all potential related party transactions. Our policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, is responsible for reviewing and approving related party transactions. All such related party transactions are then reported where required under applicable SEC rules. With respect to related party transactions with 5-D, the Audit Committee has delegated authority to the Chief Executive Officer to review and approve transactions, subject to management presenting approved transactions to the Audit Committee on at least a quarterly basis for further review and ratification by the Audit Committee. Aside from this policy and procedure, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of eight directors, seven of whom are independent directors within the meaning of the listing standards of The NASDAQ Stock Market ("NASDAQ"), and all of whom are standing for re-election to the Board at the Annual Meeting. All directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal.
Our Board has designated the persons named below as nominees for election of directors. All nominees are currently serving as directors of the Company. If elected at the Annual Meeting, each of the nominees will serve until our 2020 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.
Information Regarding Directors
Nominees for Election to the Board:

Name	Age	Committees
Scott Anderson	60	Audit Committee (Chair) Nominating and Corporate Governance Committee
Bandel Carano	57	Compensation Committee
Eric DeMarco	55
William Hoglund, Chairman	65	Audit Committee Compensation Committee Nominating and Corporate Governance Committee
Scot Jarvis	58	Audit Committee Compensation Committee (Chair) Nominating and Corporate Governance Committee
Jane Judd	72	Audit Committee & Designated Financial Expert
Samuel Liberatore	81	Nominating and Corporate Governance Committee
Amy Zegart	51	Nominating and Corporate Governance Committee (Chair)
Scott Anderson
Scott Anderson has served as a director since March 1997. Mr. Anderson has been President and Chief Executive Officer of NE Wireless Networks, LLC, a wireless telecommunications provider in Maine, since September 2013. Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment partnership, since 1997, and a principal of Cedar Grove Investments, LLC, a private seed capital firm, since 1998. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group, from 1986 until 1997. Before joining McCaw Cellular in 1986, Mr. Anderson was engaged in private law practice. More recently, Mr. Anderson served on the board of directors and was Audit Committee Chairman of SunCom Wireless Holdings, Inc. until its acquisition by T‑Mobile USA, Inc. in February 2008. In addition, Mr. Anderson served on other public company boards prior to 2002. Mr. Anderson was also a director of TC Global, Inc., a public company registrant, from July 2010 to November 2013. He currently serves on the board of directors of several private companies, including NE Wireless Networks, LLC, Globys, Inc., PowerLight, Inc., and Anvil Corp., all private companies; and is the Chairman of the board of directors of Opanga, Inc. and NE Wireless Networks, LLC and serves as an advisor to the board of directors of Tupl, Inc., both of which are also private companies. Mr. Anderson received a bachelor’s degree in History from the University of Washington, magna cum laude, and a law degree from the University of Washington Law School, with highest honors. Mr. Anderson’s formal legal training, extensive experience in mergers and acquisitions, experience with litigation matters, and experience on public company boards and audit committees provide important resources in his service on our Board and in his capacity as the chairman of our Audit Committee. Mr. Anderson holds a Top Secret National Security Clearance.
Bandel Carano
Bandel Carano originally served as a director from August 1998 to June 2001 and re-joined our Board in October 2001. Mr. Carano joined Oak Investment Partners, a multi-stage venture capital firm, in 1985 and became a General Partner in 1987. Mr. Carano's investment focus is on disruptive technologies. In addition to Kratos, Mr. Carano is currently on the boards of directors of NeoPhotonics Corporation, nLIGHT Corporation, and numerous private companies. He also currently serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Prior to Oak Investment Partners, Mr. Carano joined Morgan Stanley's Venture Capital Group in 1983. He was responsible for advising Morgan Stanley on high-tech new business development, as well as sponsoring venture investments. Mr. Carano received bachelor's and master's degrees in Electrical Engineering from Stanford University. Mr. Carano's technical engineering background and experience with several companies in the defense technology industry is particularly relevant to his understanding of our current service and product offerings and overall long-term strategy of future offerings. He also has significant expertise in evaluating various merger and acquisition targets for synergistic technical platforms. Mr. Carano holds a Top Secret National Security Clearance.
Eric DeMarco
Eric DeMarco joined Kratos in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed as a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to joining the Company, Mr. DeMarco served as President and Chief Operating Officer of The Titan Corporation ("Titan"), then a NYSE-listed corporation, prior to its acquisition by L-3 Communications. Prior to his being named President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multi-national corporations and publicly traded companies. Mr. DeMarco received a bachelor's degree in Business Administration and Finance, summa cum laude, from the University of New Hampshire. Under Mr. DeMarco, we successfully transitioned from a wireless communications company to a national defense and homeland security product solutions business through both organic growth and strategic acquisitions. Mr. DeMarco's in-depth knowledge of our business and operations, his experience in the defense contracting industry, and his experience with publicly traded companies position him well to serve as our Chief Executive Officer and a member of our Board. Mr. DeMarco holds a Top Secret National Security Clearance.
William Hoglund
William Hoglund has served as a director since February 2001 and Chairman of the Board since June 2009. Mr. Hoglund has been a director and owner of SAFE Boats International, a leading manufacturer of vessels for military, law enforcement, and commercial purposes, since 2000. From 1994 to 2000, Mr. Hoglund served as Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company. During his tenure at Eagle River, Mr. Hoglund served as a director of Nextel Communications, Inc. and Nextlink Communications, Inc. From 1977 to 1994, Mr. Hoglund worked for J.P. Morgan & Co. and several of its subsidiaries. Mr. Hoglund held a variety of positions in J.P. Morgan's commercial and investment banking operations. Mr. Hoglund received a bachelor's degree in Management Science and German Literature, cum laude, from Duke University and a master in business administration from the University of Chicago. Mr. Hoglund's financial experience and expertise in both the public and private marketplace make him well suited for his role as a member of the Audit Committee. He also brings significant experience in the defense contracting industry. He has served on various independent committees of the Board, has taken an active leadership role, and is well qualified to serve as the Chairman of the Board. Mr. Hoglund holds a Top Secret National Security Clearance.

Scot Jarvis
Scot Jarvis has served as a director since February 1997. Mr. Jarvis co‑founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership with a focus on wireless communications investments. Prior to co‑founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., an investment firm owned by Craig McCaw. While at Eagle River he founded Nextlink Communications on behalf of McCaw and served on its board of directors. He has also served on the board of directors of Nextel Communications, NextG Networks, Inc., Leap Wireless, and Rootmetrics, Inc. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications until it was sold to AT&T. Mr. Jarvis served on the board of directors of Vitesse Semiconductor from 2012 until its acquisition by Microsemi Corporation in April 2015. Mr. Jarvis currently serves on the board of directors of Airspan Networks (since 2011), MobiTV (since 2013), Spectrum Effect (since February 2018), and Slingshot Sports (since 1999). Mr. Jarvis is a venture partner with Oak Investment Partners, a multi‑stage venture capital firm. Mr. Jarvis holds a bachelor’s degree in Business Administration from the University of Washington. Mr. Jarvis has extensive experience with mergers and acquisitions transactions, which has been of particular significance to the Board during the Company’s pursuit of growth strategies through mergers and acquisitions. Mr. Jarvis holds a Top Secret National Security Clearance.
Jane Judd
Jane Judd has served as a director since January 2011. Prior to her retirement in 2006, Ms. Judd served as Senior Vice President, Chief Financial Officer, and a member of the board of directors of Telisimo International, a communications company, from May 1996 to November 2006. Prior to that, Ms. Judd was Vice President and Corporate Controller of The Titan Corporation from April 1986 to May 1996. Titan was a publicly traded major national defense services and solutions provider before its acquisition by L-3 Communications in 2005. Ms. Judd is a Certified Public Accountant, and she received a bachelor's degree from the University of Utah in 1976. Ms. Judd brings financial experience and expertise to the Board with her background in public accounting and financial leadership roles, which includes experience in the defense services industry. With these skills, Ms. Judd is well qualified to serve as the designated audit committee financial expert for our Board. Ms. Judd holds a Top Secret National Security Clearance.
Samuel Liberatore
Samuel Liberatore has served as a director since January 2009. Prior to that time, Mr. Liberatore was the Chief Operating Officer for Madison Research Corporation, building it from approximately $3 million in annual revenues to $64 million, until its acquisition by Kratos in 2006, and was President of Kratos' Weapon Systems Solutions (Madison Research) division until he retired in December 2008. Beginning in July 1994 and until June 2001, Mr. Liberatore served as Program Manager and lead engineer in support of the PAC-3 missile program for Madison Research Corporation. From 1989 to 1994, he served as Director of Ballistic Missile Defense of BDM International. Mr. Liberatore served for 30 years in the U.S. Army, where he held a variety of positions related to weapon system operations, research, development and acquisition before retiring as a Colonel in 1989. He holds a bachelor's degree in Mathematics from Loyola College, Baltimore and a master's degree in Guided Missile Engineering from the University of Texas, El Paso. In addition to normal operational and command assignments, Mr. Liberatore was the Project Manager for the HAWK missile system and Chief of Missiles and Air Defense Systems at Headquarters Department of the Army for the research, development and acquisition of all U.S. Army missile and air defense systems. Mr. Liberatore brings to the Board prior experience as a military officer, extensive experience and expertise working in the missile defense industry, and recent experience working in the defense contracting industry. Mr. Liberatore holds a Top Secret National Security Clearance.
Amy Zegart
Amy Zegart has served as a director since September 2014. Ms. Zegart is the Davies Family Senior Fellow at the Hoover Institution, a professor of political science (by courtesy) at Stanford University, and a senior fellow at the Center for International Security and Cooperation, Freeman Spogli Institute for International Studies, Stanford University. Since January 2019, Ms. Zegart has served as a director, Audit Committee member, and Contracts Committee member for the board of The Capital Group (American

Funds), a public company. Until 2011, she served as professor of public policy at UCLA’s Luskin School of Public Affairs. An award‑ winning author, Ms. Zegart’s research examines the organizational challenges of American national security agencies, U.S. foreign policy, cybersecurity, and global political risk. For several years, she has co-taught a Stanford MBA course with Condoleezza Rice about how business leaders can manage political risk. Their co-authored book on the subject, Political Risk, was published in May 2018. Ms. Zegart served on the Clinton administration’s National Security Council staff and as a foreign policy adviser to the Bush‑Cheney 2000 presidential campaign. She has testified before the Senate Intelligence Committee, provided training to the U.S. Marine Corps, and advised officials on intelligence and homeland security matters. From 2009 to 2011, she served on the National Academies of Science Panel to Improve Intelligence Analysis. She has served on the FBI Intelligence Analysts Association National Advisory Board, the Los Angeles Police Department’s Counter‑Terrorism and Community Police Advisory Board, and the Secretary of Energy Advisory Board Task Force on Nuclear Nonproliferation. She is a lifetime member of the Council on Foreign Relations. Prior to her academic career, she was a management consultant at McKinsey & Company. A former Fulbright scholar, Ms. Zegart received an A.B. in East Asian studies magna cum laude from Harvard University and an M.A. and Ph.D. in political science from Stanford University. Ms. Zegart brings significant knowledge on national and international security issues to the Board. Ms. Zegart holds a Top Secret National Security Clearance.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending December 29, 2019. Deloitte was appointed as our independent registered public accounting firm in June 2013. Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders' best interests.
Audit and Other Fees
As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 30, 2018 by the Company's independent registered public accounting firm is compatible with maintaining their independence.
The following table sets forth the aggregate fees for services provided to us by Deloitte for the fiscal years ended December 31, 2017 and December 30, 2018. All fees described below were approved by the Audit Committee.

	Fiscal 2017	Fiscal 2018
Audit Fees(1)	$2,121,223	$1,757,819
Audit-Related Fees(2)	331,991	15,274
Tax Fees(3)	93,237	196,433
All Other Fees(4)	—	65,900
TOTAL	$2,546,451	$2,035,426
_______________________________________________________________________________

(1)
Audit Fees consist of fees billed and expected to be billed for professional services rendered for the integrated audit of Kratos' consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, services related to compliance with the provisions of the Sarbanes-Oxley Act, Section 404, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed and expected to be billed for professional services rendered by Deloitte that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above as Audit Fees. The 2018 amount includes $15,274 related to services to review the Company's responses to an SEC comment letter. The 2017 amount includes $197,414 related to the filing of Form S-3’s related to our equity offerings in March and September 2017, $19,932 related to a Form S-8 filing and $99,718 related to our 7% Notes refinancing in November 2017.

(3)
Tax Fees consist of fees billed and expected to be billed related to the review of our tax accruals and tax returns. Fiscal year 2018 fees increased as a result of additional services related to the enactment of the 2017 Tax Cut and Jobs Act and tax services related to our Saudi Arabia operations.

(4)
All Other Fees consist of advisory fees billed and expected to be billed by Deloitte. For 2018 these fees related to business research and assistance pertaining to potential operations in new foreign markets.

Audit Committee Pre-Approval Policy
The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre- approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Since June 2013, each new engagement of Deloitte has been approved in advance by the Audit Committee. All of the services of Deloitte for 2017 and 2018 described above were approved in advance by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2019.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
At the 2019 Annual Meeting, our stockholders will be asked to provide an advisory vote relating to the compensation of our named executive officers during fiscal year 2018. The Compensation Committee sets target direct compensation at a level commensurate with the executives' and the Company's performance relative to our Compensation Peer Group (as defined below) utilizing individual and market measures. In addition, the Compensation Committee has determined that a significant portion of our executives' compensation should be provided in the form of variable, performance-based compensation that directly links our executives' compensation to the Company's long-term performance.
The Company's strategy is to continue to grow our business as a proprietary systems, products, solutions and intellectual property based national security company. The Company’s core businesses are Space and Satellite Communications, Microwave Electronics, Unmanned Systems, Missile Defense and Training Solutions. A key element of the Company's differentiated strategy is our demonstrated ability to rapidly develop, demonstrate and field high technology offerings at an affordable cost. The Board and the Compensation Committee believe that our executive compensation programs have played an important role in the Company's progress in achieving its key strategic goals as well as its ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.
Our Compensation Committee believes that our executive compensation programs are structured in an effective manner to support the Company, our stated strategy and our business objectives.

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Our compensation programs are substantially tied to our key business and strategic objectives and the interests of our stockholders. If the value we deliver to our stockholders declines, so does a primary element of the compensation we deliver to our executives.

•	We maintain a very high level of corporate governance over our executive pay programs.

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We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

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Our Compensation Committee, Chairman, Chief Executive Officer, and Human Resources Department engage in a rigorous talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

These compensation practices allow the Company to achieve the following objectives:

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align executive compensation with our stockholders' interests by placing a majority of compensation "at risk" and requiring that a significant portion of our Chief Executive Officer's and other executive management's equity grants vest in a manner that is directly tied to the Company's stock and financial performance and growth;

•	incentivize individual performance achievements;

•	attract, motivate and retain highly qualified executives; and

•	create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.
As a result of the multi-pronged efforts to gather feedback from key stockholders regarding our executive compensation that management and the Compensation Committee have undertaken since 2012, our Compensation Committee has taken several actions to align pay with performance and align the interests of our executives and the Company's stockholders. At the 2018 Annual Meeting, we asked our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers during fiscal year 2017. Our stockholders indicated approval of the compensation of our named executive officers, with 97% of the votes cast in favor of the advisory vote to approve named executive officer compensation. We were pleased with the voting results in light of the Compensation Committee and the management's continuing efforts in gathering feedback from key stockholders regarding our executive compensation and developing a compensation structure that closely aligns pay with performance and aligns the interests of our executives with our stockholders. Our Compensation Committee considered the overwhelming stockholder approval of the 2017 executive compensation as an endorsement of our compensation philosophy. As such, our Compensation Committee employed many of the same principles in developing our compensation programs for 2018.
In establishing the 2018 executive compensation program, our Compensation Committee considered the achievements made by the Company in 2017, including the continued growth trajectory of its unmanned business after reaching a critical inflection that occurred in 2016 regarding Kratos' long-term strategic unmanned tactical drone system initiative. The Company has invested over $100 million in its Unmanned Aerial Systems ("UAS") business from 2012 through 2018, including internal research and development, non-recurring engineering, and capital expenditures and contract development costs related to new high performance UAS platforms. The Company’s Adjusted EBITDA (as that term is defined in Annex A of this Proxy Statement) and cash flows have been adversely impacted by these investments throughout these periods, especially when combined with the challenging DoD budgetary environment which adversely impacted the industry as a result of the BCA. In 2016, the Company was successfully awarded all major procurements that the Company had pursued in the high performance unmanned aerial system area, and throughout 2017 the Company was awarded additional tactical UAV contract awards and was tracking on schedule from a contractual, programmatic and technical stand point on each of its tactical drone programs. As the Company looked towards fiscal year 2018, Company management and the Board recognized that it was critical to continue the significant momentum and first to market advantage the Company had realized in the unmanned aerial drone system business area and to focus on the Company’s longer term growth prospects and opportunities for margin expansion and cash flow generation. Certain of the notable accomplishments that the Company's executive management team was able to successfully achieve in 2017 and 2018 were the following:

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Generated significant stockholder value through all of the efforts and initiatives noted herein, and as represented by the 43.1% and 33.1% increase in the Company's total stockholder returns or stock price from 2016 to 2017, and from 2017 to 2018, respectively.

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The Company’s operating and financial metrics continued to improve and increase in 2017 and 2018. For instance, the Company organically grew revenues 11.3% from $541.9 million in 2016 to $603.3 million in 2017 and increased Adjusted EBITDA 10.5% from $43.0 million in 2016 to $47.5 million in 2017. The trajectory continued in 2018, with revenue increasing 2.4% to $618.0 million and Adjusted EBITDA increasing 27.4% to $60.5 million. Excluding the impact of the Company’s legacy government services business which the Company de-emphasized in 2012, and whose revenues declined $17.1 million in 2018 from $76.7 million in 2017 to $56.9 million in 2018, the Company’s revenues increased 6.0% organically in 2018. As a result of management’s focus on expanding operating margins by reducing costs and selectively bidding on projects at the expense of potentially reducing revenues, and due to the transition from development to production phase on certain programs in the Company’s Unmanned Systems business, operating income increased 354.2% from an operating loss of $12.0 million in 2017 to operating income of $30.5 million in 2018. Cash flow from operations improved $45.0 million from a use of $26.9 million in 2017 to a cash generation from operations of $18.1 million in 2018.

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For 2018, the Company reported bookings of $718.8 million and a book-to-bill ratio of 1.2 to 1.0, an increase of 54.6% or $253.9 million in increased annual bookings from 2017 and a book-to-bill ratio of 0.8 to 1.0 for full year 2017.

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Management successfully positioned the Company for expected significant future growth as a result of the multiple large and new programs Kratos recently received by recapitalizing the Company and strengthening its balance sheet. The Company sold an aggregate of approximately 41.4 million shares of its common stock, raising net proceeds of $269.1 million in 2017 and approximately $76.2 million in 2016, and refinanced its remaining 7% Notes balance of $431.1 million at December 25, 2016 with, in part, the proceeds of an issuance of $300 million of 6.5% Senior Notes due 2025 (the "6.5%

Notes"). This refinancing reduced overall indebtedness by $137.6 million in 2017, with a reduction of approximately $11.1 million of annual cash interest. The Company’s reset capital structure, which included approximately $129.6 million in cash on the balance sheet at December 31, 2017, reduced Company net leverage to approximately 3.0x, increased liquidity and increased financial flexibility. The Company continued to expand its liquidity and strengthen its balance sheet in 2018 by divesting its non-core Public Security and Safety business for approximately $70 million in net proceeds, subject to working capital adjustments. The Company’s cash on the balance sheet at December 30, 2018 was $182.7 million, with net leverage of 1.8 to 1. The improvement in net leverage in 2018 was primarily driven by the improvement in operating income and Adjusted EBITDA.

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As a result of the recapitalization of the Company, Kratos received improved ratings in 2017 from both Moody’s Investor Service and Standard & Poors (S&P), which both increased their credit ratings to “B2” and “B”, respectively. In addition, following the Company’s earnings report of its full year 2018 financial results, S&P upgraded its rating on the Company from “B” to “B+” in March 2019.

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Realized important progress in large, new growth and opportunity areas, including unmanned systems, space and satellite communications, missile defense, training solutions and microwave products, including the following:

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In 2017, the Company successfully advanced to Phase II of the Gremlins program, awarded by the Defense Advanced Research Projects Agency (“DARPA”), the government’s leader in breakthrough technologies for national security, teamed with our partner company, Dynetics. In 2018, as part of the Dynetics led team, the Company was selected for award on Phase III of the Gremlins program to demonstrate safe and reliable launch and aerial recovery of multiple unmanned drone system aircraft, capable of employment and recovering diverse distributed payloads in volley quantities.

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In 2016, the Company was awarded the Air Force Research Laboratory (“AFRL”) Low Cost Attritable Strike Demonstration (“LCASD”) UCAS single-award cost share contract. The LCASD is an approximately 30 foot by 22 foot unmanned strike aerial drone system. The inaugural flight of this leading technology UAS successfully occurred in March 2019.

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The Company redeveloped its Air Force Subscale Aerial Target BQM-167 into what it believes to be the highest performance unmanned aircraft in the world, the U.S. Navy Sub-Sonic Aerial Target (“SSAT”) Drone BQM-177A, with a single award, sole source low rate initial production contract awarded to Kratos in June 2017 with an initial value of $37 million, and with the first deliveries made in July 2018. In 2018, the Company was awarded a $24.3 million contract to exercise an option for additional low rate initial production quantities of the BQM-177A. In addition, the Company’s customer, Naval Air Systems Command (NAVAIR) announced that it expects to award a third low rate initial production award, at increased quantities of up to 60 BQM-177As, with deliveries in 2020 and 2021. The Company expects the SSAT program to become one of the largest and most important to Kratos in the near term. In February 2019, the BQM-177A achieved initial operational capability as reported by the customer, NAVAIR.

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In 2018, the Company received a single award, sole source $109 million maximum value three year production contract for Air Force Subscale Aerial Target BQM-167A representing AFSAT Lots 14-16, with $27 million being initially obligated at the time of award for thirty Lot 14 BQM-167A aerial targets and production support.

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In 2018, the Company received a 10-year sole source, single award framework contract from QinetiQ UK for Kratos’ MQM-178 Firejet aerial targets, spares, ground support equipment, technical services, and training.

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In 2018, the Company was awarded a prime contract for the Aerial Target Systems 2 (ATS-2) from the U.S. Army, a multiple award Indefinite Delivery Indefinite Quantity (“IDIQ”) Contract with a ceiling value of $93.3 million, and a 5 year period of performance to provide high performance target drones and related services.

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In 2018, the Company received a sole source, single award multi-year IDIQ contract from Swedish Defense Materiel Administration for its MQM-178 Firejet aerial target aircraft and associated ground support equipment, spares, payloads, components, expendables and support services. The first order under the 3-year IDIQ contract is expected in the first half of 2019. Additionally, there are two 3-year exercisable option periods for a total potential contract performance term of 9 years.

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In 2018, the Company received a single award contract of $93 million from the U.S. Army Contract Command for advanced subscale aerial drone systems, an unmanned target aircraft with launchers and associated ground equipment and spares, with an estimated completion date of December 17, 2022.

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In 2018, the Company received U.S. State Department approval to market its Mako High Performance Jet Tactical Unmanned Aerial System to certain European and Asian Pacific region countries. The Mako is a highly maneuverable unmanned aircraft, capable of carrying and operating weapons and advanced sensor systems.

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Kratos made targeted investments in strategic growth focus areas including its microwave products, unmanned systems, space and satellite communications and training systems businesses, each with potential long-term growth prospects. As a result, the Company received two additional task orders on a Foreign Military Sales (FMS) IDIQ awarded by the Naval Air Warfare Center Training Systems Division in support of the Royal Saudi Naval Forces. In 2018, the ceiling of the FMS IDIQ contract was raised from $46 million to $99 million. In addition, during 2018, the Company was awarded contract scope increases valued at over $30 million on multiple existing training contracts. The Company was also awarded a $67.5 million single award prime contract to provide engineering and technical support services to the Naval Warfare Center, Dahlgren Division Electromagnetic and Sensor Services Department.

Kratos’ Compensation Committee applied its philosophy of paying for performance and aligning the Company’s strategy, executive management and stockholder interests in several key ways in 2018, including:

•	Freezing 2018 base salaries at 2014 or 2015 levels for the Company’s Chief Executive Officer, other executive officers and certain of our operational executive officers.

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Issuing an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. To more closely align executive officers’ interests with the Company’s stock performance and growth, the Compensation Committee applied performance measures for the vesting of the 2018 performance‑based RSUs, whereby (a) 50% vest based on TSR for the Company’s common stock relative to the Company’s peers during a three year period, and (b) 50% vest based on the Company’s EBITDA growth during a three year period. Additionally, time‑based RSUs aligned long‑term stockholder and executive interests with five‑year cliff vesting for executive officers and a subsequent five‑year deferral for the Chief Executive Officer.

•	Issuing bonuses at the end of 2018 in recognition of executive management's non-financial and financial achievements in 2018.

•	Continuing its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.

•	Maintaining double trigger vesting on all equity awards granted in 2018.

•	Continuing the Company's Anti-Hedging and Anti-Pledging Policy.

•	Maintaining a Stock Ownership Target Guideline of 1.0% of common stock outstanding for the Chief Executive Officer.

•	Maintaining an Incentive Compensation Recoupment Policy for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act.
These efforts are discussed in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 31.
In light of the above and as discussed in the Compensation Discussion and Analysis section of this proxy statement, the Board and the Compensation Committee believe that the compensation of our named executive officers for fiscal year 2018 was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Board and the Compensation Committee believe that our compensation policies and procedures are effective in achieving the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives' long-term interests with those of our stockholders and motivating our executives to remain with the Company for long and productive careers.
Therefore, our Board and Compensation Committee are again seeking input from our stockholders through this advisory vote to approve the compensation of our named executive officers as described in this proxy statement in the section titled "Compensation Discussion and Analysis" beginning on page 31, in the compensation tables beginning on page 47, and in any related narrative discussion contained in this proxy statement.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
"RESOLVED, that the stockholders of Kratos Defense & Security Solutions, Inc. approve, on an advisory and non-binding basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement."
While this stockholder vote on executive compensation is merely advisory and will not be binding upon us, our Board or our Compensation Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. The next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2020 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
As more fully described in its charter, the Audit Committee oversees our financial reporting process and internal control structure on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. The Company's independent registered public accounting firm is responsible for performing an audit of our annual consolidated financial statements in accordance with generally accepted accounting principles and for issuing a report on those statements and expressing an opinion on the conformity of these audited financial statements. The Audit Committee met eight times during 2018 and met regularly with our independent and internal auditors, both privately and with management present.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2018. The Audit Committee has also discussed with the independent auditors matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee is responsible for the engagement of the independent auditors and has appointed Deloitte to serve in that capacity since June 2013. In connection therewith, the Audit Committee: received written disclosures and the letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence; reviewed periodically the level of fees approved for payment to Deloitte and the pre-approved non-audit services it has provided to us to ensure their compatibility with Deloitte's independence; and reviewed Deloitte's performance, qualifications and quality control procedures.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 for filing with the SEC. The Audit Committee also selected Deloitte as our independent auditor for 2019.

Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Scott Anderson, Chairperson William Hoglund Scot Jarvis Jane Judd
        The foregoing Report of the Audit Committee is not "soliciting material," is not deemed "filed" with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") except to the extent we specifically incorporate this report by reference.

EXECUTIVE COMPENSATION
Our Executive Officers
Executive officers are elected by our Board and serve at its discretion. There are no family relationships between any director or executive officer and any other directors or executive officers. Set forth below is information regarding our current executive officers.

Name	Position	Age
Eric DeMarco(1)	Chief Executive Officer and President	55
Deanna Lund	Executive Vice President and Chief Financial Officer	51
Maria Cervantes de Burgreen	Vice President and Corporate Controller	44
Marie Mendoza	Vice President and General Counsel	46
Jonah Adelman	President, Microwave Electronics	68
Phillip Carrai	President, Technology & Training Solutions	57
David Carter	President, Defense & Rocket Support Services	61
Steven Fendley	President, Unmanned Systems	50
Benjamin Goodwin(2)	Senior Vice President, Corporate Development & Government Affairs	78
Thomas Mills	President, Modular Systems	59
Stacey Rock	President, Kratos Turbine Technologies	51
_______________________________________________________________________________

(1)	The biographical information for Eric DeMarco is provided in the section identifying the Director nominees beginning on page 17.

(2)	Mr. Goodwin previously served as the Company's President, Public Safety & Security until the Public Safety & Security segment was divested on June 11, 2018.
Each executive officer holds office until his or her respective successor has been appointed, or until his or her earlier death, resignation or dismissal. Historically, our Board has designated our executive officers annually at its first meeting following the annual meeting of stockholders.
        Deanna Lund has served as Kratos' Executive Vice President and Chief Financial Officer since April 2004. Prior to joining Kratos, Ms. Lund most recently served as Vice President and Corporate Controller of The Titan Corporation from July 1998 to 2004, then an NYSE-listed corporation, prior to its acquisition by L-3 Communications, and as its Corporate Controller beginning in December 1996. Ms. Lund was also Titan's Corporate Manager of Operations Analysis from 1993 to 1996. Prior to that time, Ms. Lund worked for Arthur Andersen LLP. Ms. Lund received a bachelor's degree in Accounting from San Diego State University, magna cum laude, and is a Certified Public Accountant.
        Maria Cervantes de Burgreen has served as the Company's Vice President, Corporate Controller, and Principal Accounting Officer since May 2016. Ms. Cervantes de Burgreen brings significant accounting, finance, business, and public company experience and skills to the Company. Ms. Cervantes de Burgreen has most recently served as the Company's Director of Internal Audit since May 2012, where she gained a comprehensive knowledge of the Company's businesses and operations, including its financial operations and processes. From 2002 to 2012, Mrs. Cervantes de Burgreen served in numerous positions, including Senior Manager of SOX and DCAA Compliance and Corporate General Accounting Manager for Science Applications International Corporation. Ms. Cervantes de Burgreen is a Certified Public Accountant and worked as a Senior Auditor with the public accounting firm Pricewaterhouse Coopers. Ms. Cervantes de Burgreen earned a bachelor's degree in Business Administration with an emphasis on Accounting from the University of San Diego.
        Marie Mendoza has served as the Company's Vice President and General Counsel since December 2015. Ms. Mendoza previously served as the Company's Senior Corporate Attorney since December 2011. Prior to joining Kratos, Ms. Mendoza was a Partner with the law firm of Burke, Williams & Sorensen, LLP from 2002 to 2006 and then GCR, LLP in San Diego from 2006 to 2011, where she represented public agencies and commercial companies on a variety of matters including contract negotiation and disputes, labor and employment, construction, board governance, commercial leases, trademark infringement and various other matters. Ms. Mendoza received a bachelor's degree in Political Science from the University of California, Los Angeles, cum laude, and her law degree from the University of California, Los Angeles School of Law.

        Jonah Adelman has served as the President of the Company's Microwave Electronics Division since August 2015. Prior to that, Mr. Adelman was the General Manager of the Company's Electronic Products Division's Israel business group from its acquisition in March 2011. Mr. Adelman began his professional career as a Research and Development Microwave Engineer at General Microwave Corporation ("GMC") in Amityville, New York, subsequently moving to Israel where he took part in the establishment of General Microwave Israel, a subsidiary of GMC. Mr. Adelman served as Chief Microwave Engineer, Assistant General Manager, and since 1990 was General Manager of General Microwave Israel, which Kratos acquired in 2011. Mr. Adelman received a bachelor's degree in Mathematics and Physics from Brooklyn College, summa cum laude, and a master's degree in Applied Mathematics from New York University, where he subsequently performed doctoral research in magneto-fluid dynamics. Mr. Adelman is a longtime member of the Institute of Electrical and Electronics Engineers ("IEEE") and in 2008 received a Certificate of Appreciation from the Microwave Chapter of the Israeli IEEE.
             Phillip Carrai has served as President of the Company's Technology & Training Solutions Division since December 2009 and was Executive Vice President of the same division from July 2008 to December 2009. Prior to that, Mr. Carrai served as President of the Information Technology Solutions segment of SYS from October 2006 until SYS's merger with Kratos in June 2008. From 2003 to 2006, Mr. Carrai was the Chief Executive Officer of Ai Metrix, Inc., a telecommunications software company sold to SYS in 2006. He served as Managing Director for the Morino Group and Special Advisor to General Atlantic, Inc. from 2000 to 2003 and was Executive Chairman for Ztango and a board member of Internosis. Mr. Carrai was the Chief Executive Officer of McCabe and Associates, a testing and analysis software company, from 1997 to 2000. From 1989 to 1996, Mr. Carrai held a variety of executive management positions at Legent Corporation, an enterprise software company. Mr. Carrai received his bachelor's degree in Information Science and Accounting from Indiana University of Pennsylvania and his master in business administration from Carnegie Mellon University.
        David Carter has served as President of the Company's Defense & Rocket Support Services Division since December 2009, and he was the Executive Vice President of that division from December 2007 to December 2009. Before its acquisition by Kratos in December 2007, Mr. Carter served as Vice President of Haverstick/DTI Military Services Division since January 2004, where he was responsible for managing the division's technical, financial and business development operations. Mr. Carter has over thirty years of experience both as a member of the U.S. Navy and as a contractor supporting Navy combat weapon systems development, acquisition and life cycle support. Mr. Carter joined Haverstick/DTI in 1989 and for the past twenty-nine years has been responsible for building and managing what is currently the Company’s Defense & Rocket Support Services business. Mr. Carter received his associate's degree from Anne Arundel Community College.
        Steven Fendley has served as President of the Unmanned Systems Division since January 2017. Prior to that, Mr. Fendley served as the Senior Vice President, General Manager/Chief Technology Officer for Composite Engineering, Inc. (“CEi,” now known as Kratos Unmanned Aerial Systems, Inc.), a subsidiary within the Unmanned Systems Division, from March 2016 to January 2017 and as Vice President of Engineering of CEi from February 2014 to March 2016. From August 1999 to January 2017, Mr. Fendley was the President of 5‑D, a small business defense contractor that provides systems and software engineering services and solutions. Since stepping down as President of 5‑D and becoming President of Kratos’ Unmanned Systems Division in January 2017, Mr. Fendley remains with 5‑D as Executive Chairman and a 50% owner. Mr. Fendley has over 20 years of experience in the aerospace industry, with a focus on unmanned systems. Mr. Fendley received his bachelor’s degree in Electrical Engineering from Auburn University.
        Benjamin Goodwin served as President of the Public Safety & Security segment since joining the Company in June 2008 until the segment’s divestiture in June 2018. After the divestiture, Mr. Goodwin remained with the Company, serving as Senior Vice President, Corporate Development & Government Affairs. Prior to leading the Public Safety & Security segment, Mr. Goodwin served as Senior Vice President of Sales and Marketing and President of the Public Safety, Security and Industrial Products Group of SYS from July 2005 until SYS's merger with Kratos in June 2008. Mr. Goodwin has held a variety of executive management positions in his career. From 2004 to 2005, Mr. Goodwin was Chief Operating Officer and Vice President of Sales for Aonix, a developer of software product solutions for the aerospace, telecommunications, and transportation industries. Mr. Goodwin had previously served as Chief Executive Officer of Aonix from 1996 to 2000. From 2000 to 2002, Mr. Goodwin was Executive Vice President of Sales & Marketing for FinanCenter, a developer of financial decision tools, and Chairman of the Board for Template Graphics Solutions, a provider of 3D graphics tools. From 1976 to 1996, Mr. Goodwin was the President and Chief Operating Officer of Thomson Software Products and President and Chief Executive Officer of SofTech Microsystems. In these capacities, Mr. Goodwin was responsible for the successful completion of an initial public offering, private placements and a merger in addition to significant revenue growth within the companies. Mr. Goodwin has a bachelor's degree in Psychology from Millsaps College.

        Thomas Mills has served as President of Kratos' Modular Systems Division, which includes Gichner Systems Group, based near York, PA, and Charleston Marine Containers, based in Charleston, SC, since August 2013. Prior to joining Gichner in 2004, Mr. Mills held several senior management positions at various publicly traded and privately held companies. Mr. Mills started his career at KPMG and has a bachelor's degree in Accounting from West Chester University.
        Stacey Rock has served as President of Kratos’ Turbine Technologies Division, which is focused on developing and fielding disruptive high performance next generation turbo fans and turbo jets for Kratos’ Unmanned Systems Division UAVs and for tactical missiles and weapons, since February 2019. Prior to that, Mr. Rock served as Senior Vice President of the Weapons & Defense Solutions business unit (from November 2016 to February 2019) and Senior Vice President of the Digital Fusion business unit (from April 2009 to November 2016) within the Company’s Defense Rocket Support Services Division. Mr. Rock joined Kratos in 2008 through the Company’s acquisition of Digital Fusion Solutions, Inc. in 2008. With over 29 years of experience, Mr. Rock has been instrumental in the Company’s hypersonic, high energy laser, and directed energy programs, and in the development of the Company’s tethered drone systems. Mr. Rock is an aerodynamicist by training, and began his career as a research engineer supporting development and testing of transonic, supersonic, and hypersonic weapons systems. Mr. Rock received a bachelor's degree in Aerospace Engineering from Auburn University and a master of science in Aerospace Engineering from North Carolina State University.
Compensation Discussion and Analysis
Overview
The following Compensation Discussion and Analysis ("CD&A") describes and analyzes Kratos' compensation program for its named executive officers. Kratos' named executive officers for fiscal year 2018 include its Chief Executive Officer, its Chief Financial Officer, and its three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at the end of fiscal year 2018. The named executive officers during the last completed fiscal year were Eric DeMarco, President and Chief Executive Officer; Deanna Lund, Executive Vice President and Chief Financial Officer; Jonah Adelman, President of the Microwave Electronics Division; Phillip Carrai, President of the Technology & Training Solutions Division; and Benjamin Goodwin, Senior Vice President, Corporate Development & Government Affairs. In the CD&A, Mr. DeMarco and Ms. Lund are sometimes referred to as "corporate named executive officers" and Messrs. Adelman and Carrai are sometimes referred to as "operational named executive officers."
In this CD&A, we first provide an Executive Summary. Next, we cover Kratos' 2018 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions; Compensation Philosophy and Objectives; and 2018 Compensation Program Decisions. We then discuss the process our Compensation Committee follows in setting executive compensation, including Benchmarking Our Program Against Peers, Targeted Pay Mix, and Elements of the Executive Compensation Program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee's specific decisions about the compensation of our named executive officers in 2018 and the changes the Compensation Committee made for fiscal year 2018.

Executive Summary
Kratos' Fiscal 2018 Financial Performance and Executive Compensation
In establishing the 2018 executive compensation program, our Compensation Committee considered the achievements made by the Company in 2017, including the continued growth trajectory of its unmanned business after reaching a critical inflection that occurred in 2016 regarding Kratos' long-term strategic unmanned tactical drone system initiative. The Company has invested over $100 million in its Unmanned Aerial Systems ("UAS") business from 2012 through 2018, including internal research and development, non-recurring engineering, and capital expenditures and contract development costs related to new high performance UAS platforms. The Company’s Adjusted EBITDA and cash flows have been adversely impacted by these investments throughout these periods, especially when combined with the challenging DoD budgetary environment which adversely impacted the industry as a result of the BCA. In 2016, the Company was successfully awarded all major procurements that the Company had pursued in the high performance unmanned aerial system area, and throughout 2017 the Company was awarded additional tactical UAV contract awards and was tracking on schedule from a contractual, programmatic and technical stand point on each of its tactical drone programs. As the Company looked towards fiscal year 2018, Company management and the Board recognized that it was critical to continue the significant momentum and first to market advantage the Company had realized in the unmanned aerial drone system business area and to focus on the Company’s longer term growth prospects and opportunities for margin expansion and cash flow generation. Certain of the notable accomplishments that the Company's executive management team was able to successfully achieve in 2017 and 2018 were the following:

•
Generated significant stockholder value through all of the efforts and initiatives noted herein, and as represented by the 43.1% and 33.1% increase in the Company's total stockholder returns or stock price from 2016 to 2017, and from 2017 to 2018, respectively.

•
The Company’s operating and financial metrics continued to improve and increase in 2017 and 2018. For instance, the Company organically grew revenues 11.3% from $541.9 million in 2016 to $603.3 million in 2017 and increased Adjusted EBITDA 10.5% from $43.0 million in 2016 to $47.5 million in 2017. The trajectory continued in 2018, with revenue increasing 2.4% to $618.0 million and Adjusted EBITDA increasing 27.4% to $60.5 million. Excluding the impact of the Company’s legacy government services business which the Company de-emphasized in 2012, and which declined $17.1 million in 2018 from $76.7 million in 2017 to $56.9 million in 2018, the Company’s revenues increased 6.0% organically in 2018. As a result of management’s focus on expanding operating margins by reducing costs and selectively bidding on projects at the expense of potentially reducing revenues, and due to the transition from development to production phase on certain programs in the Company’s Unmanned Systems business, operating income increased 354.2% from an operating loss of $12.0 million in 2017 to operating income of $30.5 million in 2018. Cash flow from operations improved $45.0 million from a use of $26.9 million in 2017 to a cash generation of $18.1 million in 2018.

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For 2018, the Company reported bookings of $718.8 million and a book-to-bill ratio of 1.2 to 1.0, an increase of 54.6% or $253.9 million in increased annual bookings from 2017 and a book-to-bill ratio of 0.8 to 1.0 for full year 2017.

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Management successfully positioned the Company for expected significant future growth as a result of the multiple large and new programs Kratos recently received by recapitalizing the Company and strengthening its balance sheet. The Company sold an aggregate of approximately 41.4 million shares of its common stock, raising net proceeds of $269.1 million in 2017 and approximately $76.2 million in 2016, and refinanced its remaining 7% Notes balance of $431.1 million at December 25, 2016 with, in part, the proceeds of an issuance of $300 million of the 6.5% Notes. This refinancing reduced overall indebtedness by $137.6 million in 2017, with a reduction of approximately $11.1 million of annual cash interest. The Company’s reset capital structure, which included approximately $129.6 million in cash on the balance sheet at December 31, 2017, reduced Company net leverage to approximately 3.0x, increased liquidity and increased financial flexibility. The Company continued to expand its liquidity and strengthen its balance sheet in 2018 by divesting its non-core Public Security and Safety business for approximately $70 million in net proceeds, subject to working capital adjustments. The Company’s cash on the balance sheet at December 30, 2018 was $182.7 million, with net leverage of 1.8 to 1. The improvement in net leverage in 2018 was primarily driven by the improvement in operating income and Adjusted EBITDA.

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As a result of the recapitalization of the Company, Kratos received improved ratings in 2017 from both Moody’s Investor Service and Standard & Poors (S&P), which both increased their credit ratings to “B2” and “B”, respectively. In addition, following the Company’s earnings report of its full year 2018 financial results, S&P upgraded its rating on the Company from “B” to “B+” in March 2019.

•
Realized important progress in large, new growth and opportunity areas, including unmanned systems, space and satellite communications, missile defense, training solutions and microwave products, including the following:

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In 2017, the Company successfully advanced to Phase II of the Gremlins program, awarded by DARPA, the government’s leader in breakthrough technologies for national security, teamed with our partner company, Dynetics. In 2018, as part of the Dynetics led team, the Company was selected for award on Phase III of the Gremlins program to demonstrate safe and reliable launch and aerial recovery of multiple unmanned drone system aircraft, capable of employment and recovering diverse distributed payloads in volley quantities.

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In 2016 the Company was awarded the AFRL LCASD UCAS single-award cost share contract. The LCASD is an approximately 30 foot by 22 foot unmanned strike aerial drone system. The inaugural flight of this leading technology UAS occurred successfully in March 2019.

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The Company redeveloped its Air Force Subscale Aerial Target BQM-167 into what it believes to be the highest performance unmanned aircraft in the world, the U.S. Navy SSAT Drone BQM-177A, with a single award, sole source low rate initial production contract awarded to Kratos in June 2017 under a contract with an initial value of $37 million, with the first deliveries made in July 2018. In 2018, the company was awarded a $24.3 million contract to exercise an option for initial low rate initial production quantities of the BQM-177A. In addition, the Company’s customer NAVAIR announced that it expects to award a third low rate initial production award, at increased quantities of up to 60 BQM-177As with deliveries in 2020 and 2021. The Company expects the SSAT program to become one of the largest and most important to Kratos in the near term. In February 2019, the BQM-177A achieved initial operational capability as reported by the customer, NAVAIR.

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In 2018, the Company received a single award $109 million maximum value three year production contract for Air Force Subscale Aerial Target BQM-167A representing AFSAT Lots 14-16, with $27 million being initially obligated at the time of award for thirty Lot 14 BQM-167A aerial targets and production support.

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In 2018, the Company received a 10-year sole source, single award framework contract from QinetiQ UK for Kratos’ MQM-178 Firejet aerial targets, spares, ground support equipment, technical services, and training.

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In 2018, the Company was awarded a prime contract for the Aerial Target Systems 2 (ATS-2) from the U.S. Army, a multiple award IDIQ Contract with a ceiling value of $93.3 million, and a 5 year period of performance to provide high performance target drones and related services.

•
In 2018, the Company received a sole source, single award multi-year IDIQ contract from Swedish Defense Materiel Administration for its MQM-178 Firejet aerial target aircraft and associated ground support equipment, spares, payloads, components, expendables and support services. The first order under the 3-year IDIQ contract is expected in the first half of 2019. Additionally, there are two 3-year exercisable option periods for a total potential contract performance term of 9 years.

•
In 2018, the Company received a single award contract of $93 million from the U.S. Army Contract Command for advanced subscale aerial drone systems, an unmanned target aircraft with launchers and associated ground equipment and spares, with an estimated completion date of December 17, 2022.

•
In 2018, the Company received U.S. State Department approval to market its Mako High Performance Jet Tactical Unmanned Aerial System to certain European and Asian Pacific region countries. The Mako is a highly maneuverable unmanned aircraft, capable of carrying and operating weapons and advanced sensor systems.

•
Kratos made targeted investments in strategic growth focus areas including its microwave products, unmanned systems, space and satellite communications and training systems businesses, each with potential long-term growth prospects. As a result, the Company received two additional task orders on a FMS IDIQ contract awarded by the Naval Air Warfare Center Training Systems Division in support of the Royal Saudi Naval Forces. In 2018, the ceiling of the FMS IDIQ contract was raised from $46 million to $99 million. In addition, during 2018, the Company was awarded contract scope increases valued at over $30 million on multiple existing training contracts. The Company was also awarded a $67.5 million single award prime contract to provide engineering and technical support services to the Naval Warfare Center, Dahlgren Division Electromagnetic and Sensor Services Department.

The Company's Board and Compensation Committee take into consideration the performance of our management team, the Company and the execution of the Company's strategy as approved by the Board, among other factors, in their consideration of executive compensation.
2018 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions
In accordance with Section 14A of the Exchange Act, beginning in 2011, we gave our stockholders the opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to the named executive officers. Stockholders also indicated a strong preference to hold the advisory vote annually. The next non-binding advisory vote on the frequency of the non-binding stockholder vote to approve the compensation of our named executive officers will occur at the 2023 Annual Meeting of Stockholders. Throughout 2018, the Company continued its ongoing engagement with stockholders: the Chief Executive Officer and Chief Financial Officer present at multiple investor conferences throughout each year, with numerous Kratos stockholders in attendance; the Chief Executive Officer speaks with the Company's largest stockholder on at least a weekly basis and the next approximately top 15 mutual and hedge fund stockholders typically on a quarterly basis, and sometimes monthly or even more frequently; and the Chief Executive Officer and Chief Financial Officer maintain open lines of communication with stockholders, many of whom reach out to the Company after each earnings release and after the Company issues significant press releases. No material concerns have been raised during these stockholder outreach efforts.
At our annual meeting in 2018, our stockholders approved, on an advisory basis, the "say-on-pay" resolution for the compensation of our named executive officers in fiscal year 2017, with 97% of the votes cast in favor of the advisory vote. In light of the majority of stockholders indicating their approval of the compensation of our named executive officers, our Compensation Committee has continued to employ the same principles in determining the compensation program for 2018. A summary of the compensation philosophy do's and don'ts follows:

WHAT WE DO	WHAT WE DON'T DO
Pay for Performance—Annual Incentive Program—The compensation program emphasizes performance-based compensation that is based on financial metrics as well as non-financial achievements, such that base salary is only a portion of the compensation mix.
No Excise Tax Gross Ups—Any new change of control agreements or any renewals or material amendments of existing change of control agreements will eliminate excise tax gross ups.
Pay for Performance—Long-Term Equity Incentives—The portion of long-term equity incentive as a component of the total compensation mix has increased to provide a greater emphasis on compensation that is directly linked with the creation of long-term stockholder value. In particular, the RSUs and stock options we have issued between 2013 and the end of 2017 have had (i) vesting provisions dependent on the common stock price reaching certain thresholds and (ii) long-term cliff-vesting provisions of 5 years or longer. Beginning in 2016, the Chief Executive Officer's RSU grants are also subject to a five-year deferral period after vesting. To further align equity incentive with long term performance, beginning in 2018, the Compensation Committee modified the performance measures for the vesting of the performance‑based RSUs, whereby (a) 50% vest based on TSR for the Company’s common stock relative to the Company’s peers during a three year period, and (b) 50% vest based on the Company’s EBITDA growth during a three year period.

No Single-Trigger Accelerated Vesting—New equity awards that provide for accelerated vesting in the event of a change in control must have a "double-trigger," such as a constructive termination of employment or stock price threshold, subject to the terms of certain existing employment or change of control agreements.

Stock Ownership Guidelines—The Company maintained a stock ownership target guideline of 1% of the outstanding shares of common stock for our Chief Executive Officer, including all shares subject to options, RSUs, Purchase Plan purchases, open market purchases, and 401(k) holdings.
No Hedging or Pledging—The Company maintains a policy that prohibits hedging and pledging transactions of the Company's common stock by directors and executive officers.

Compensation Philosophy and Objectives
The following chart highlights important considerations in the development, review and approval of the compensation of our named executive officers. We include additional detail for each of these highlights in the following pages of this CD&A.

Compensation Philosophy and Objectives
Objectives of Executive Compensation Program
Our executive compensation program is designed to:
• Build long-term stockholder value
• Deliver strong business and financial results
• Attract, motivate and retain a highly qualified and effective management team to lead our business

Philosophy of Executive Compensation Program
Our executive compensation philosophy is built on five principles:
• Align compensation with stockholders' interests and avoid excessive risk taking
• Pay for performance
• Emphasize long-term focus
• Align compensation to market
• Provide appropriate degrees of at-risk and performance-based compensation

Methods to Achieving the Executive Compensation Program Objectives
• Tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives
• Reward individual performance and reinforce business strategies and objectives for enhanced stockholder value
• Evaluate employee performance and compensation to ensure we can attract and retain employees in a competitive manner
• Ensure total compensation paid to executive officers is fair, reasonable and competitive, considering accomplishments of the individual executive officers and the Company as a whole

Principal Elements of the Executive Compensation Program
• Base salary
• Annual performance-based incentive cash bonus awards
• Long-term equity incentives in the form of RSUs and stock options and other equity awards; in particular, implementing longer requirements for the Chief Executive Officer through five year deferral period for vested RSUs.
• Other benefits and perquisites, such as life and health insurance benefits and a qualified 401(k) savings plan offered to all employees
• Post-termination severance and accelerated vesting of previously granted equity awards upon termination and/or a change of control

The Compensation Committee views these components of compensation as related but distinct. Although the Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation should negate or offset the compensation incentives provided by the other components. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on the Company's strategic plan, aligning the Company's strategic objectives and executive compensation with stockholder expectations for long-term value creation, compensation for similar positions at peer companies, internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance.
2018 Compensation Program Decisions
The following list summarizes the compensation decisions that our Compensation Committee made in 2017 for fiscal year 2018 executive compensation. Decisions for our named executive officer base salaries and equity incentive awards effective for the start of fiscal year 2018 were made in December 2017.

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Froze base salaries of the Chief Executive Officer and most other executive officers at 2014 levels (with the exception of Mr. Carrai and Mr. Adelman, who were awarded increases in base salaries in 2015 and therefore their 2017 base salaries were frozen at 2015 levels) to reflect the Company's performance-based compensation program.

•
Issued an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. To more closely align executive officers’ interests with the Company’s stock performance and growth, the Compensation Committee applied performance measures for the vesting of the 2018 performance‑based RSUs, whereby (a) 50% vest based on TSR for the Company’s common stock relative to the Company’s peers during a three year period, and (b) 50% vest based on the Company’s EBITDA growth during a three year period. Additionally, time‑based RSUs aligned long‑term stockholder and executive interests with five‑year cliff vesting for executive officers and a subsequent five‑year deferral period for the Chief Executive Officer.

•	Continued its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.

•	Maintained double trigger vesting on all equity awards.

•	Continued the Company's Anti-Hedging and Anti-Pledging Policy.

•	Maintained a Stock Ownership Target Guideline of 1.0% of common stock outstanding for the Chief Executive Officer.

•	Evaluated performance goals to be set in 2018 for executive management to achieve for their annual cash incentive bonuses.

•	Maintained the Incentive Compensation Recoupment Policy for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act.
Compensation Advisor Independence
The Compensation Committee selected Board Advisory, LLC, as its compensation consultant to provide advice and guidance on the overall competitiveness of the Company’s pay methodology for 2018. Board Advisory was instructed to assist in reviewing the Company’s peer group, provide a review of executive and Board compensation against peers, and provide recommendations for performance-based equity incentive metrics. Board Advisory reports directly to the Compensation Committee. The Compensation Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Compensation Committee. The Compensation Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Compensation Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•
that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Compensation Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.

Benchmarking Our Program Against Peers
To gauge marketplace compensation levels and practices in the fall of 2017 to determine 2018 compensation, the Compensation Committee worked with Board Advisory to conduct a marketplace analysis of our executive compensation practices and pay levels against a group of publicly traded companies that we refer to as the "Compensation Peer Group."
The Compensation Peer Group, which the Compensation Committee annually reviews and updates, consists of a group of companies that:

•	we compete against for talent,

•	are in our industry or a similar industry, or

•	have broadly similar revenues and employee population.
Our Compensation Peer Group primarily consists of small and mid-sized government contractors. Compared to the 2017 Peer Group, the 2018 Peer Group added Aerojet Rocketdyne Holdings, Inc., CPI Aerostructures, Inc., Mantech International Corp., Mercury Systems, Inc., QinetiQ Group plc, and Ultra Electronic Holdings plc and removed Astronics Corporation, Sparton Corporation, FLIR Systems, Inc., HEICO Corp., ViaSat, Inc., Digital Globe, iRobot Corporation, and Microsemi Corporation. These changes were made so that the 2018 Peer Group more closely aligns with the Company’s current business areas and size. The 2018 Peer Group generally reflects the applicable aerospace and defense industry peers that are within the Company’s revenue range and market capitalization parameters commonly used by public companies to identify peers. We rely upon the compensation data gathered from the Compensation Peer Group to represent the competitive market for executive talent for Kratos executives. The Compensation Committee strives to establish compensation for the Company's executive officers within the mid-range of the executive compensation of the Compensation Peer Group, taking into consideration: outliers in the Compensation Peer Group data, the mix of business focus for the respective officers (products versus services or commercial versus government customers), total enterprise value, and the number of duties, roles, and responsibilities of each executive officer. You can find a listing of the 2019 Peer Group in the discussion of 2019 RSU grants below.
Compensation Peer Group for 2018

Aerojet Rocketdyne Holdings, Inc.	Ducommun Incorporated	QinetiQ Group plc
Comtech Telecommunications Corp.	Engility Holdings, Inc.	Ultra Electronic Holdings, plc
CPI Aerostructures, Inc.	Mantech International Corp.	Vectrus, Inc.
Cubic Corporation	Mercury Systems, Inc.	VSE Corporation

Targeted Pay Mix
Consistent with the pay philosophy approved by the Compensation Committee, our pay mix at target (shown below for our Chief Executive Officer and other named executive officers) involves a compensation mix (at target) that is largely incentive based. The charts below include fiscal year 2018 base salary, target annual incentive, target long-term incentive cash, and target values for equity incentives granted in fiscal year 2018. The charts below illustrate how the mix of total direct compensation for our named executive officers emphasizes variable compensation with a significant focus on long-term incentives tied to our long-term share value. There has been an increase in the percentage of compensation attributable to equity due to the increase in our share price in 2018, which our Compensation Committee believes aligns the interests of our named executive officers with the Company’s long-term growth and long-term stockholder interests, and has been a way to incentivize executive officers in light of the ongoing salary freezes discussed above.

Elements of the Executive Compensation Program
There are five principal elements of our Executive Compensation Program. Collectively, our Compensation Committee believes that these elements deliver an executive compensation package that achieves the program's three objectives: build long-term stockholder value; drive sustained, strong business and financial results; and attract, motivate and retain a highly qualified and effective management team to drive our financial and operational performance. The compensation program the Compensation Committee implemented for fiscal year 2018 reflects a continued focus on simple, transparent, and performance-based compensation that takes into account stockholder feedback gained through our stockholder engagement efforts over the past five years.

	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	Compensation Committee considers base salaries paid by companies in the Compensation Peer Group and survey data and uses the 50th percentile as a guideline.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive Performance Program
A cash-based award that encourages named executive officers to focus on the business, financial and strategic objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.
Cash
Payout is based on profitability, growth, operational performance during the fiscal year, and achievement of specifically stated non-financial objectives that are typically based on successful execution of the Company's strategic plan. Payout occurs only if minimum performance levels are met.

	Link to Program Objectives	Type of Compensation	Key Features
Long-Term Equity Awards	Links compensation of named executive officer to the building of long-term stockholder value. Keeps the program competitive and helps retain talent.	Equity
Aligns executive officers' compensation with the creation of stockholder value.
Issued an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. To more closely align executive officers’ interests with the Company’s stock performance and growth, the Compensation Committee applied performance measures for the vesting of the 2018 performance‑based RSUs, whereby (a) 50% vest based on TSR for the Company’s common stock relative to the Company’s peers during a three year period, and (b) 50% vest based on the Company’s EBITDA growth during a three year period. Additionally, time‑based RSUs aligned long‑term stockholder and executive interests with five‑year cliff vesting for executive officers and a subsequent five‑year deferral period for the Chief Executive Officer.
New equity award grants contain double-trigger provisions for vesting upon a change in control, subject to any applicable employment or change of control agreements.

Employment and Change of Control Agreements	Ensures named executive officers remain focused on creating sustainable performance.	Benefit
Agreements protect the Company and the named executive officers from risks by providing:
• Economic stability

• Death or disability payments

• Payments and benefits in the event of a change in control.
Pursuant to stockholder feedback, we have continued our policy to eliminate excise tax gross-ups in the event of a change of control for any new employment agreements or renewed or materially amended existing employment agreements.

Base Salary
Base salary is the only fixed element of our executive officers' target total direct compensation and is based on historic base salary levels and base salaries paid to executives in comparable positions at the Compensation Peer Group companies. In the fall of each year, the Compensation Committee reviews the base salary for each of our executive officers and determines whether any adjustments are necessary based on an executive officer's level of responsibility, changes in duties, individual performance and achievements, success in contributing to our short-term and long-term objectives, as well as any unique challenges faced by the Company, internal pay equity, changes in the competitive marketplace and taking into account the compensation practices of the Compensation Peer Group companies. The factors that the Company's Chief Executive Officer takes into consideration in reaching his recommendation for compensation for each of the named executive officers (other than the Chief Executive Officer) include the size of the organization (revenues, operating income, headcount, etc.) the named executive officer manages and the accomplishments of the named executive officer during the most recent period, including contract awards, bid and proposal pipeline, margin improvement, cost containment, and strategic positioning for future growth opportunities, among other factors. The Chief Executive Officer also reviews the size of peer companies and the size of similar and related peer companies' organizations as related to the named executive officers of the organization. The base salary of our Chief Executive Officer is reviewed and recommended by the Compensation Committee acting in consultation with the other independent members of our Board.
In December 2017, the Compensation Committee applied the same compensation principles as in previous years for 2018 and continued to focus on pay for performance, including a specific focus on the successful execution of the Company’s strategic plan and long-term growth. There were many significant achievements in 2017 and 2018, and the Company’s total stockholder returns were also significant in 2017 and 2018, with an increase of 43.1% and 33.1% in the Company’s total stockholder returns or stock price from 2016 to 2017 and from 2017 to 2018, respectively. Additionally, the Company continued a growth trajectory of revenues, Adjusted EBITDA, operating income and cash flow from operations generation, Company management and the Board recognized that it was critical to continue the significant momentum Kratos had realized in the unmanned aerial drone system business area, to focus on the Company’s longer term growth prospects and opportunities for margin expansion and cash flow generation for the next few years, and to incentivize management with this longer term horizon. Accordingly, base compensation for Kratos' Chief Executive Officer and all other of the executive officers for 2018 was frozen at 2014 levels (with the exception of Mr. Carrai and Mr. Adelman, who were awarded increases in base salaries in 2015 and therefore 2018 base salaries were frozen at 2015 levels).
The base salary increases provided to our named executive officers were all 0%, as all base salaries remained frozen in 2018. Our named executive officers' annual base salaries in 2017, annual base salaries for 2018 and the percentage of 2018 target total direct compensation represented by the 2018 base salaries are as follows:

Named Executive Officer	2017 Base Salary ($)	2018 Base Salary ($)	Percent of 2018 Total Target Direct Compensation	Percent Change from 2017
Eric DeMarco	760,000	760,000	13.3%	—%
Deanna Lund	460,000	460,000	17.5%	—%
Jonah Adelman	350,000	350,000	36.4%	—%
Phillip Carrai	450,000	450,000	23.3%	—%
Benjamin Goodwin	290,000	290,000	36.7%	—%

Target Annual Bonus
Our Annual Bonus Plan rewards executive officers for performance relative to key financial measures that drive value for stockholders. At the beginning of each year, the Chief Executive Officer determines specific financial performance targets for all executives (excluding himself) based on the annual operating plan ("AOP") for the Company, relevant market and industry factors and conditions, as related to the applicable Kratos business division. In addition, the Chief Executive Officer establishes specific business and strategic objectives that are measured at the end of the year for attainment. All executive officers have the opportunity to receive incentive compensation in the form of annual cash bonuses based on the achievement of certain individual, business unit (if applicable), and Company performance objectives during the fiscal year. Typically, target cash bonus awards are based upon a percentage of the executive's salary and range from 30% to 100% of the executive's salary. In determining the appropriate level of target bonus for each executive, the Compensation Committee considers the recommendation of the Chief Executive Officer and other information collected from public sources for similar positions at peer companies. Under the bonus plan, a majority of each executive's target bonus amount is based on goals related to the Company's, and/or business units, achievement of specific financial targets for the fiscal year, which typically include a combination of Adjusted EBITDA, operating cash flow, DSOs, revenues, backlog, bookings, gross margins, and other key financial metrics of the business, while the remaining portion of the bonus is based on specific individualized operational and strategic objectives. The Company’s fiscal year 2018 preliminary AOP was prepared by the Company in October 2017 and finalized and approved by the Board in March 2018. The fiscal year 2018 AOP was prepared during a time when there was continued uncertainty around DoD budgetary funding and during an extended federal government Continuing Resolution Authorization (“CRA”), which lasted through March 2018, meaning no U.S. federal budget was in place when the 2018 AOP was completed. The fiscal year 2018 AOP ultimately included aggressive revenue, Adjusted EBITDA, and operating cash flow targets as related to fiscal year 2018 annual incentive compensation purposes, as a result of the final 2018 DoD budget being approved approximately six months into the 2018 federal fiscal year, which delay negatively impacted federal funding and the timing of contract awards which are dependent on the DoD budget being in place.
As the Company's primary marketplace has experienced recurring CRAs and budgetary constraints, this continuing challenging budgetary environment was reflected in the Company's 2018 AOP targets which included revenues of $640.5 million, Adjusted EBITDA of $55.3 million and a free cash flow generation target of $12.4 million.
In order to be eligible to receive an award on the financial targets, which determine 60% to 75% of the executive's target bonus amount, minimum performance levels of 90% of Adjusted EBITDA targets must be achieved. Corporate executive officers are measured by the Company's Adjusted EBITDA, and operational executive officers are measured by their respective business division's Adjusted EBITDA. Once financial targets are achieved, the executive typically will receive a pro rata percentage of his or her bonus target based on linear interpolation. Key non-financial focus areas and additional substantive targets set by the Compensation Committee, as directly related to the achievement of 2018 Incentive Bonus Compensation and the Company's long-term strategy, which management successfully executed, included:

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Exceeded Company AOP Adjusted EBITDA targets of $55.3 million with reported Adjusted EBITDA of $60.5 million. The Company did not achieve its revenue target due primarily to five programs, four of which Kratos has now successfully received, which were awarded later in the fourth quarter of 2018 than the Company had forecast or which did not ramp as quickly as forecast, and a delay in the contract award on the DIU Program now expected in the second quarter of 2019, due to the recent changes in DIU organizational leadership. The Company did not achieve its free cash flow target of $12.4 million due primarily to the delay of achievement in certain contractual billing milestones, which are now expected to be achieved in 2019.

•
The Company’s operating and financial metrics continued to improve and increase in 2017 and 2018. For instance, the Company organically grew revenues 11.3% from $541.9 million in 2016 to $603.3 million in 2017 and increased Adjusted EBITDA 10.5% from $43.0 million in 2016 to $47.5 million in 2017. The trajectory continued in 2018, with revenue increasing 2.4% to $618.0 million and Adjusted EBITDA increasing 27.4% to $60.5 million. Excluding the impact of the Company’s legacy government services business which declined $17.1 million in 2018 from $76.7 million in 2017 to $56.9 million in 2018, the Company’s revenues increased 6.0% organically in 2018. As a result of management’s focus on expanding operating margins by reducing costs and selectively bidding on projects at the expense of potentially reducing revenues, operating income increased 354.2% from an operating loss of $12.0 million in 2017 to operating income of $30.5 million in 2018. Cash flow from operations improved $45.0 million from a use of $26.9 million in 2017 to a cash generation of $18.1 million in 2018.

•
Continued to make targeted investments in strategic growth focus areas including its microwave products, unmanned systems, satellite communications and training systems businesses, each with potential long-term growth prospects. As a result, the Company received two additional task orders on a FMS IDIQ contract awarded by the Naval Air Warfare Center Training Systems Division in support of the Royal Saudi Naval Forces. In 2018, the ceiling of the FMS IDIQ contract was raised from $46 million to $99 million. In addition, during 2018, the Company was awarded contract scope increases valued at over $30 million on multiple existing training contracts. The Company was also awarded a $67.5 million single award prime contract to provide engineering and technical support services to the Naval Warfare Center, Dahlgren Division Electromagnetic and Sensor Services Department.

•
Continued to make important progress in its Unmanned Aerial System initiative, delivering the first target drones under low rate initial production on the SSAT-177 program in 2018, progressing on its LCASD aircraft with the initial flight successfully completed in March 2019, and advancing to Phase 3 of the Gremlins program, teamed with its partner company in April 2018.

The Compensation Committee and/or our Chief Executive Officer retain wide discretion to interpret the terms of the cash bonus plan and to identify the extent to which an individual's performance objectives have been met in any particular fiscal year. The Compensation Committee and/or the Chief Executive Officer also retain the right to exclude extraordinary charges or other special circumstances in determining whether the objectives were met during any particular fiscal year and may decide to grant 100% of the targeted cash bonus award, even if the financial targets do not fall within the specified range, based upon an evaluation of business conditions, industry trends, and additional accomplishments achieved.
Based on a 40/60 allocation of non-financial and strategic achievements versus financial achievements for corporate named executive officers, the Compensation Committee determined that 100% of the non-financial achievements (or 40% of the targeted cash bonus award) and 52.5% of the financial achievements (or 31.5% of the targeted cash bonus award) were met, for an aggregate 71.5% of the total targeted cash bonus award for the corporate named executive officers. The 52.5% of the financial achievements reflects the achievement of the Adjusted EBITDA and a pro rata portion of the achievement of targeted revenues on a linear interpolated basis (with partial payment commencing with 90 percent of achievement of the target), and reflects the non-achievement of the free cash flow generation target. The full 40% of the targeted cash bonus award for non-financial and strategic achievements was awarded to the corporate named executive officers in recognition of the accomplishments discussed above and the individual non-financial goals and objectives set forth and achieved for the named executive officers for fiscal year 2018. The operational named executive officers' 2018 cash bonus was based on a 25/75 allocation of non-financial and strategic achievements versus financial achievements for each executive's respective business division.
The Compensation Committee has established the non-financial and strategic achievements at 40% for the corporate named executive officers, as compared to 25% for the operational named executive officers, to reflect the additional responsibilities of the corporate named executive officers. The corporate named executive officers must establish, set and execute the Company's overall strategy, manage the corporate capital structure, and interface and maintain relations with the Company's stakeholders, including but not limited to stockholders, bondholders, rating agencies, and appropriate Congressional contacts. In addition, the corporate named executive officers are responsible for identifying, executing and closing strategic capital transactions, including divestitures, investments and acquisitions. The Compensation Committee believes that the 40% allocated to the corporate named executive officers' non-financial and strategic achievements appropriately reflects the measurement of these objectives, which may not be as easily measured with a pure financial target. These achievements are typically assessed based on milestones accomplished and an overall assessment of progress towards execution of those objectives.
In addition, the Compensation Committee and/or Chief Executive Officer may approve bonuses outside of the cash bonus plan. For example, the Compensation Committee and/or Chief Executive Officer may approve bonus awards in connection with an executive officer's efforts and accomplishments with respect to our strategic initiatives and milestones, and such bonus awards may overlap with or be in addition to bonus awards under the cash bonus plan. In lieu of the cash bonus plan described above, Mr. Goodwin was awarded a $500,000 cash bonus upon the successful sale of the Company’s Public Safety & Security (“PSS”) segment, based on an incentive arrangement based on the amount of proceeds received from the divestiture.

Below is a summary of the target awards, maximum awards and actual cash awards paid to the named executive officers for 2018.

	Award Targets		2018 Actual Cash Payout as a % of Target	2018 Actual Cash Payout Amount ($)
Named Executive Officer	Target ($)	Maximum ($)
Eric DeMarco	760,000	760,000	71.5%	543,294
Deanna Lund	345,000	345,000	71.5%	246,627
Jonah Adelman	175,000	175,000	94.3%	165,106
Phillip Carrai	270,000	270,000	80.8%	218,250
Benjamin Goodwin(1)	500,000	500,000	100.0%	500,000
_______________________________________________________________________________

(1)	Mr. Goodwin received a cash bonus of $500,000 based upon the proceeds received from the successful closing of the PSS divestiture.
Equity Awards
Consistent with its belief that equity ownership by executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value, the Compensation Committee granted RSUs in 2018 to the named executive officers as set forth in the table below. The number of RSUs granted to executive officers increased in 2018 to incentivize executive officers in light of the ongoing salary freezes discussed above and to further align their interests with the Company’s long-term growth and long-term stockholder interests. The Compensation Committee determined the number of RSUs to grant, in part, by considering total executive compensation of peer companies, taking into account the effect of the ongoing salary freezes on total compensation, and granting an appropriate number of RSUs to the Company’s executives such that total compensation of the Company’s executives is in line with that of peer companies.
.

2018 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance-Based RSUs			Vesting Schedule
			Threshold	Target	Maximum
Eric DeMarco(1)	175,000	100% 5 year cliff vest	87,500	175,000	262,500	50% based on TSR performance, 50% based on EBITDA growth
Deanna Lund	75,000	100% 5 year cliff vest	37,500	75,000	112,500	50% based on TSR performance, 50% based on EBITDA growth
Jonah Adelman	15,000	100% 5 year cliff vest	7,500	15,000	22,500	50% based on TSR performance, 50% based on EBITDA growth
Phillip Carrai	50,000	100% 5 year cliff vest	25,000	50,000	75,000	50% based on TSR performance, 50% based on EBITDA growth
Benjamin Goodwin	—	—	—	—	—	—
_______________________________________________________________________________

(1)
Mr. DeMarco's RSUs are also subject to a five year deferral period, under which the common stock underlying such RSUs will not be issued and released until five years after the applicable vesting date.

In 2018, the Compensation Committee continued its practice of granting RSUs with 50% vesting based on time and 50% vesting based on performance (at target). The time‑based RSUs align executive officers’ and stockholders’ long‑term interests with five‑year cliff vesting for the named executive officers. Additionally, the Chief Executive Officer’s RSUs awarded in 2018 are subject to a five‑year deferral period under which the common stock underlying the RSUs will not be issued and released until after five years from the vesting date. The Compensation Committee modified the metrics for the 2018 performance-based RSUs, whereby (a) 50% vest based on TSR for the Company’s common stock relative to the Company’s peers during a three year period, and (b) 50% vest based on the Company’s EBITDA growth during a three year period. After receiving feedback from the Company’s stockholders and compensation consultant, the Compensation Committee decided to implement performance-based RSUs based on TSR performance relative to peers and EBITDA growth to more closely align executive officers’ interests with the Company’s stock performance and growth. The Compensation Committee believes that EBITDA is an important and meaningful metric of financial performance since it is a commonly used measure of financial performance for comparable companies that have been acquisitive. The 2018 Compensation Peer Group includes: Aerojet Rocketdyne Holdings Inc., Comtech Telecommunications Corp., CPI Aerostructures, Inc., Cubic Corporation, Ducommun, Inc., Engility Holdings, Inc., Mantech International Corp., Mercury Systems, Inc., QinetiQ Group plc, Ultra Electronic Holdings plc, Vectrus, Inc., and VSE Corporation. The following table outlines the 2018 RSU awards:

					Performance Criteria
Form of Award	Weight(1)	Metric	Period	Comparison	Threshold	Target	Maximum
Restricted Stock	50%	Time	5 years	Grant Date	—	—	—
Shares Earned as a Percent of Target					100%	100%	100%

Form of Award	Weight(1)	Metric	Period	Comparison	Threshold	Target	Maximum
Performance RSU	25%	Total Return	3 years	Relative to Peers	35th%	55th%	75th%
Performance RSU	25%	EBITDA	3 years	Growth (Year 3)	15.8%	33.1%	52.1%
Shares Earned as a Percent of Target					50%	100%	150%
________________________________
(1) Weight is based on performance at target.
For 2019, the Compensation Committee again granted RSUs with 50% vesting based on time and 50% vesting based on performance (at target), whereby (a) 50% vest based on TSR for the Company’s common stock relative to the Company’s peers during a three year period, and (b) 50% vest based on the Company’s EBITDA growth during a three year period. The 2019 Compensation Peer Group includes: Aerojet Rocketdyne Holdings Inc., Comtech Telecommunications Corp., Cubic Corporation, Ducommun, Inc., Mantech International Corp., Mercury Systems, Inc., Vectrus, Inc., and VSE Corporation. The Compensation Committee granted RSUs to the named executive officers in 2019 as set forth in the table below.

2019 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance-Based RSUs			Vesting Schedule
			Threshold	Target	Maximum
Eric DeMarco(1)	150,000	100% 5 year cliff vest	75,000	150,000	225,000	50% based on TSR performance, 50% based on EBITDA growth
Deanna Lund	75,000	100% 5 year cliff vest	37,500	75,000	112,500	50% based on TSR performance, 50% based on EBITDA growth
Jonah Adelman	15,000	100% 5 year cliff vest	7,500	15,000	22,500	50% based on TSR performance, 50% based on EBITDA growth
Phillip Carrai	50,000	100% 5 year cliff vest	25,000	50,000	75,000	50% based on TSR performance, 50% based on EBITDA growth
Benjamin Goodwin	12,500	100% 5 year cliff vest	6,250	12,500	18,750	50% based on TSR performance, 50% based on EBITDA growth
________________________________

(1)	As discussed above, Mr. DeMarco's RSUs granted in 2019 are subject to a five-year deferral period, in addition to the vesting provisions noted above.
Executive Benefits and Perquisites
All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all eligible employees on an equal basis. It is generally our policy not to extend significant perquisites to executives that are not available to employees generally. We sponsor no pension plans or nonqualified deferred compensation plans, beyond the five-year deferral of certain of our Chief Executive Officer’s RSUs, as discussed herein. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Change in Control and Severance Benefits
Pursuant to employment agreements with Mr. DeMarco, Mr. Carrai, and Mr. Goodwin, and a severance and change in control agreement with Ms. Lund, we provide these officers the opportunity to receive additional compensation and benefits in the event of their termination under certain circumstances or upon a change in control of the Company. Severance and change in control provisions are summarized below in the section entitled "Employment Agreements; Potential Payments Upon Termination or Change in Control." The Compensation Committee's analysis indicates that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. We believe that our severance and change in control arrangements with our executive officers are reasonable and within the range offered by peer companies.
Risks Related to Compensation Policies and Practices
The Compensation Committee has considered whether the Company's overall compensation program for employees in 2018 creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long and short term compensation incentives that we believe is properly weighted, the uniformity of compensation policies across the Company, and the use of our 2018 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for the Company as a baseline for our annual incentive plan targets. We also believe the Company's internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits. The Compensation Committee believes that the risks inherent with the vesting provisions of certain of the 2018 RSU grants that vest upon the increase of the Company's stock performance and growth are mitigated by the balance of the overall compensation package of the executive officers, as well as the long-term vesting of the RSUs granted in prior periods that require sustainability of the stock price and other long-term growth factors.
Summary Compensation Table
The following table summarizes the total compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at the end of the last completed fiscal year (collectively, the "named executive officers") for fiscal years 2018, 2017, and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)		Total Compensation ($)
Eric DeMarco	2018	760,000	543,294	4,144,000	(3)	66,890	(4)	5,514,184
President and Chief	2017	760,000	570,000	2,194,800		66,665	(4)	3,591,465
Executive Officer	2016	760,000	570,000	791,000		66,420	(4)	2,187,420

Deanna Lund	2018	460,000	246,627	1,776,000	(3)	46,433	(5)	2,529,060
Executive Vice President	2017	460,000	258,750	914,500		46,208	(5)	1,679,458
and Chief Financial Officer	2016	460,000	258,750	395,500		44,892	(5)	1,159,142

Jonah Adelman(8)	2018	350,000	165,106	355,200	(3)	81,395	(6)	951,701
President, Microwave	2017	350,000	36,458	219,480		81,204	(6)	687,142
Electronics Division	2016	350,000	93,733	118,650		81,650	(6)	644,033

Phillip Carrai	2018	450,000	218,250	1,184,000	(3)	29,233	(7)	1,881,483
President, Technology &	2017	450,000	222,750	731,600		11,925	(7)	1,416,275
Training Solutions Division	2016	450,000	270,000	316,400		11,897	(7)	1,048,297

Benjamin Goodwin	2018	290,000	500,000	—		—		790,000
Senior Vice President,	2017	290,000	23,727	219,480		—		533,207
Corporate Development & Government Affairs	2016	290,000	39,150	118,650		—		447,800
_______________________________________________________________________________

(1)
Represents cash bonus awards to named executive officers earned in the referenced fiscal year as set forth above. Annual cash bonus awards under Kratos' cash bonus plans are typically paid based on the achievement of certain objectives approved by the Compensation Committee as described in further detail above.

(2)
The amounts shown equal the fair value of RSU awards at the date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("Topic 718"). We caution that the amount ultimately realized from the RSU awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations and the timing of sales. A discussion of the assumptions used in calculating the grant date fair value of the RSUs is set forth in Note 10 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 filed with the SEC on February 28, 2019.

(3)
Represents the value of RSUs assuming the performance-based RSUs are granted at target. In the event that the performance criteria for the performance-based RSUs is satisfied at the maximum level, the maximum potential value of the RSUs would be based on 150% of target, with values of $5,257,875, $2,253,375, $450,675, and $1,502,250, for Mr. DeMarco, Ms. Lund, Mr. Adelman, and Mr. Carrai, respectively.

(4)
Represents the cash payout of $58,462, $58,462, and $58,462 for accrued but unused paid time off for 2018, 2017 and 2016, respectively; and the Company’s matching contribution to the 401(k) plan of $8,428 in 2018, $8,203 in 2017 and $7.958 in 2016.

(5)
Represents the cash payout for accrued but unused paid time off of $35,385, $35,385, and $35,385, in 2018, 2017 and 2016, respectively, and the Company's matching contribution to the 401(k) plan of $11,048 in 2018, $10,823 in 2017, and $9,507 in 2016.

(6)
Represents the Company's contribution to severance, disability, and insurance plans generally provided in Israel, including education funds. This amount represents $29,104, $29,260, and $29,155 in Israeli severance fund payments for 2018, 2017 and 2016 respectively; $23,293, $21,543, and $26,250 in managerial insurance funds for 2018, 2017 and 2016, respectively; $2,794 and $4,056 for disability insurance payments for 2018 and 2017, respectively; and $26,204, $26,345, and $26,245 in supplemental education fund contribution for 2018, 2017 and 2016, respectively.

(7)
Represents the Company's matching contribution to the 401(k) plan of $11,925, $11,925 and $11,897 for 2018, 2017 and 2016, respectively, and the cash payout for accrued but unused paid time off of $17,308 in 2018.

(8)	The New Israeli Shekel ("NIS") amounts relating to compensation for Mr. Adelman are translated into the U.S. dollar at the exchange rate of NIS into U.S. dollars at the time of payment.

Grants of Plan-Based Awards
The following table sets forth for the fiscal year ended December 30, 2018 certain information regarding grants of plan-based awards to each of our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)

	Grant Date				Time-Based Stock Awards: No. of Shares of Stock or Units	Performance-Based Stock Awards: Number of Shares of Stock or Units			Grant Date Fair Value of Stock Awards($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)		Threshold	Target	Maximum
Eric DeMarco(2)	1/4/2018	—	760,000	760,000	175,000	87,500	175,000	262,500	4,144,000
Deanna Lund(2)	1/4/2018	—	345,000	345,000	75,000	37,500	75,000	112,500	1,776,000
Jonah Adelman(2)	1/4/2018	—	175,000	175,000	15,000	7,500	15,000	22,500	355,200
Phillip Carrai(2)	1/4/2018	—	270,000	270,000	50,000	25,000	50,000	75,000	1,184,000
Benjamin Goodwin	—	—	500,000	500,000	—	—	—	—	—
_______________________________________________________________________________

(1)
Amounts shown are the estimated possible payouts for fiscal year 2018 under the annual cash bonus program, based on certain assumptions. The actual bonuses awarded to the named executive officers for the 2018 fiscal year are reported in the above Summary Compensation Table under the column "Bonus."

(2)
Amounts shown represent RSUs granted under the 2014 Equity Incentive Plan (the "2014 Plan") to the named executive officers in fiscal year 2018. As more fully described above, the performance-based RSUs granted on January 4, 2018 vest (assuming performance-based RSUs are granted at target) (a) 50% based on TSR for the Company’s common stock relative to the Company’s peers during a three year period, and (b) 50% based on the Company’s EBITDA growth during a three year period, and the time-based RSUs vest 100% on the five‑year anniversary of the date of grant. Mr. DeMarco’s RSUs are also subject to a five‑year deferral period.

(3)
The fair value of stock awards as calculated in accordance with Topic 718 is $10.95 per share for the time‑based grants and $12.73 for the performance‑based grants on January 4, 2018. This value is calculated assuming the performance-based RSUs are granted at target.

Outstanding Equity Awards at December 30, 2018
The following table sets forth the outstanding equity awards for each named executive officer as of December 30, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexerciseable	Option Exercise Price ($)	Option Expiration Date(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)($)
Eric DeMarco	325,000	(9)	—	4.98	1/4/2023	1,288,125	(4)	17,711,719
Deanna Lund	154,926	(9)	—	4.98	1/4/2023	460,000	(5)	6,325,000
Jonah Adelman	—		—	—	—	90,000	(6)	1,237,500
Phillip Carrai	80,000	(9)	—	4.98	1/4/2023	242,500	(7)	3,334,375
Benjamin Goodwin	30,000	(9)	—	4.98	1/4/2023	40,000	(8)	550,000
_______________________________________________________________________________

(1)	All options listed are fully vested and exercisable.

(2)	Expiration date assumes that optionee remains in service of the Company through the full term of the stock option grant.

(3)
Represents the aggregate market value of the unvested RSUs held by the named executive officers as of December 30, 2018, based on the closing price of a share of Kratos common stock of $13.75 on December 28, 2018 and based on the assumption that the performance-based RSUs granted in 2018 are granted at target.

(4)
Comprised of: (i) 98,750 RSUs granted on January 30, 2007 that will vest on the 15 year anniversary of the date of grant; (ii) 49,375 RSUs granted on March 26, 2007 that will vest on the 15 year anniversary of the date of grant; (iii) 45,000 RSUs granted on January 4, 2008 that will vest on the 15 year anniversary of the date of grant; (iv) 30,000 RSUs granted on January 2, 2009 that will vest on the 15 year anniversary of the date of grant; (v) 50,000 RSUs granted on January 2, 2010 that will vest on the 10 year anniversary of the date of grant; (vi) 75,000 RSUs granted on January 3, 2011 that will vest on the 10 year anniversary of the date of grant; (vii) 150,000 RSUs granted on January 3, 2012 that will vest on the 10 year anniversary of the date of grant; (viii) 75,000 RSUs granted on January 3, 2014, that will vest on the 10 year anniversary of the date of grant; (ix) 115,000 RSUs granted on January 1, 2015 that will vest on the 10 year anniversary of the date of grant; (x) 100,000 RSUs granted on January 4, 2016 that will vest on the five year anniversary of the date of grant; (xi) 150,000 RSUs granted on January 4, 2017 that will vest on the five year anniversary of the date of grant; (xii) 350,000 RSUs granted on January 4, 2018, 175,000 of which will vest on the five year anniversary of the date of grant and 175,000 (which is the number of performance-based RSUs granted at target and subject to adjustment as described above) of which will vest based on the performance criteria described above. The unvested RSUs may vest earlier upon (i) a change in control of the Company, subject to certain conditions, (ii) death or (iii) a termination of employment without cause.

(5)
Comprised of: (i)  20,000 RSUs granted on January 2, 2009 that will vest on the 10 year anniversary of the date of grant; (ii) 30,000 RSUs granted on January 2, 2010 that will vest on the 10 year anniversary of the date of grant; (iii) 30,000 RSUs granted on January 3, 2011 that will vest on the 10 year anniversary of the date of grant; (iv) 50,000 RSUs granted on January 3, 2012 that will vest on the 10 year anniversary of the date of grant; (v) 30,000 RSUs granted on January 3, 2014 that will vest on the five year anniversary of the date of grant; (vi) 37,500 RSUs granted on January 1, 2015, which vest on the five year anniversary of the date of grant; (vii) 50,000 RSUs granted on January 4, 2016 that will vest on the five year anniversary of the date of grant; (viii) 62,500 RSUs granted on January 4, 2017 that will vest on the five year anniversary of the date of grant ; and (ix) 150,000 RSUs granted on January 4, 2018, 75,000 of which will vest on the five year anniversary of the date of grant and 75,000 (which is the number of performance-based RSUs granted at target and subject to adjustment as described above) of which will vest based on the performance criteria described above. The unvested RSUs may vest at the earlier upon (i) a change in control of the Company, subject to certain conditions or (ii) a termination of employment without cause.

(6)
Comprised of: (i) 30,000 RSUs granted on August 21, 2015 that will vest on the five year anniversary of the date of grant; (ii) 15,000 RSUs granted on January 4, 2016 that will vest on the five year anniversary of the date of grant; (iii) 15,000 RSUs granted on January 4, 2017 that will vest on the five year anniversary of the date of grant; and (iv) 30,000 RSUs granted on January 4, 2018, 15,000 of which will vest on the five year anniversary of the date of grant and 15,000 (which is the number of performance-based RSUs granted at target and subject to adjustment as described above) of which will vest based on the performance criteria described above. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.

(7)
Comprised of: (i) 30,000 RSUs granted on January 3, 2014 that will vest on the five year anniversary of the date of grant; (ii) 22,500 RSUs granted on January 1, 2015, which vest on the five year anniversary of the date of grant; (iii) 40,000 RSUs granted on January 4, 2016 that will vest on the five year anniversary of the date of grant; (iv) 50,000 RSUs granted on January 4, 2017 that will vest on the five year anniversary of the date of grant; and (v) 100,000 RSUs granted on January 4, 2018, 50,000 of which will vest on the five year anniversary of the date of grant and 50,000 (which is the number of performance-based RSUs granted at target and subject to adjustment as described above) of which will vest based on the performance criteria described above. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.

(8)
Comprised of: (i) 10,000 RSUs granted on January 3, 2014 that will vest on the five year anniversary of the date of grant; (ii) 15,000 RSUs granted on January 4, 2016 that will vest on the five year anniversary of the date of grant; and (iii) 15,000 RSUs granted on January 4, 2017 that vest on the five year anniversary of the date of grant. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.

(9)
Comprised of stock options granted on January 4, 2013 as follows: (i) 76,152 and 34,926 stock options were granted to Mr. DeMarco and Ms. Lund, respectively, in recognition of the 35% of the 2012 minimum financial targets that were achieved or exceeded for 2012 incentive compensation purposes, but for which there was no cash payout since the minimum 90% threshold of Adjusted EBITDA had not been met. The Compensation Committee made the decision to grant stock options that vest 25% on each of the first four anniversaries of the January 4, 2013 grant date to the corporate named executive officers related to this recognition. As of December 30, 2018, 76,152 and 34,926 stock options are vested for Mr. DeMarco and Ms. Lund, respectively. (ii) 150,000, 60,000, 40,000, and 15,000 time‑based stock options were granted to Mr. DeMarco, Ms. Lund, Mr. Carrai, and Mr. Goodwin, respectively, that vest on the five year anniversary of the date of grant; and (iii) 98,848 (as adjusted for Mr. DeMarco’s forfeiture of 51,152 performance‑based stock options on October 16, 2015), 60,000, 40,000, and 15,000 performance‑based stock options were granted to Mr. DeMarco, Ms. Lund, Mr. Carrai, and Mr. Goodwin, respectively, which vested upon the Company’s stock price reaching $15.00 (i.e., 201% above the price on the date of grant) within a six‑year period from the date of grant.

Option Exercises and Stock Vested
There were no exercises of stock options by our named executive officers during fiscal year ended December 30, 2018.
The following table shows RSUs vested for the named executive officers during the fiscal year ended December 30, 2018:

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric DeMarco	—	—
Deanna Lund	10,000	109,500
Jonah Adelman	—	—
Phillip Carrai	—	—
Benjamin Goodwin	—	—

Non-Qualified Deferred Compensation - Fiscal Year 2018
We sponsor no pension plans or nonqualified deferred compensation plans, beyond the five-year deferral of certain of our Chief Executive Officer’s RSUs, as discussed herein.

Named Executive Officer	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE($)(2)
Eric DeMarco(1)	—	—	$1,042,800	—	$4,537,500
Deanna Lund	—	—	—	—	—
Jonah Adelman	—	—	—	—	—
Phillip Carrai	—	—	—	—	—
Benjamin Goodwin	—	—	—	—	—
_______________________________________________________________________________

(1)
In the table above, for the deferred RSUs, the Aggregate Earnings in the Last FY column includes any increase (or decrease) in the Company’s stock price between December 31, 2017 (based on the closing price of a share of Kratos common stock of $10.59 on December 29, 2017) and December 30, 2018 (based on the closing stock price of Kratos common stock of $13.75 on December 28, 2018). This row reflects 330,000 deferred RSUs for Mr. DeMarco.

(2)
The value of the aggregate balance at the end of the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs held by the named executive officers as of December 30, 2018 by the closing price of a share of Kratos common stock on December 28, 2018 ($13.75).

Employment Agreements; Potential Payments Upon Termination or Change in Control
In addition to other compensation arrangements described elsewhere in this proxy statement, we have entered into agreements with our named executive officers as follows:
Employment Agreement with Eric DeMarco
On November 14, 2003, we entered into an Executive Employment Agreement with Mr. DeMarco, which was subsequently amended and restated, most recently on August 4, 2011 (as amended, the "DeMarco Agreement"). Among other things, the terms of the DeMarco Agreement provide for Mr. DeMarco's compensation, eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs.
In the event that Mr. DeMarco is terminated (a) without cause or (b) upon a change of control followed by a triggering event, he will be entitled to receive a lump sum payment equal to the sum of three times his current base salary, plus three times his maximum target bonus potential for the year in which he was terminated, less any bonus amounts already received for such year, accelerated vesting of all equity awards and participation for Mr. DeMarco and his dependents in our employee health care program for three years or, if earlier, until Mr. DeMarco procures health care coverage through another employer. Receipt of the foregoing severance compensation is conditioned upon, among other things, Mr. DeMarco's compliance with the one year post-termination non-solicitation provision set forth in the DeMarco Agreement and execution of a full general release releasing the Company from all claims the executive may have against the Company. For the avoidance of doubt, Mr. DeMarco's entitlement to the severance compensation described above shall remain in full force and effect in the event of a change of control of the Company. Additionally, in the event that there is a change of control of the Company, Mr. DeMarco shall be entitled to accelerated vesting of 100% of all outstanding and unvested equity awards.
The timing of severance payments and benefits under the DeMarco Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Mr. DeMarco's employment agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as "excess parachute payments" within the meaning of Section 280G of the Code ("Section 280G").
The vesting terms of Mr. DeMarco's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Mr. DeMarco's unvested RSUs will vest in the event of a termination of service without cause, a change of control, and death. Assuming a termination without cause or other triggering event had occurred on December 30, 2018, this provision would have resulted in accelerated vesting of unvested equity awards valued at $17,711,719 (for purposes of calculation, the value of the 2018 award was valued at the targeted performance amount).

If Mr. DeMarco had been terminated on December 30, 2018 without cause or in connection with a change in control, he would have received the following benefits under his employment agreement; (i) a lump sum payment of $4,560,000, equal to three times his current base salary and three times his maximum target bonus potential for the year; (ii) the accelerated vesting of RSU awards with an aggregate market value on December 30, 2018 of $17,711,719 (for purposes of calculation, the value of the 2018 award was valued at the targeted performance amount); (iii) continued participation by Mr. DeMarco and his family in the Company's group health insurance benefits on the same terms as during his employment until the earlier of three years following his termination or procurement of health care coverage through another employer, provided that if the Company's insurance carrier will not allow for such benefits continuation the Company shall pay the premiums required to continue Mr. DeMarco's group health care coverage during the period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), with a three year aggregate cost of $91,245; and (iv) a gross-up payment as described above.
For purposes of the DeMarco Agreement, the terms "cause," "change of control" and "triggering event" have the following meanings:
Cause.    As defined more completely in the executive's employment agreement, "cause" means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of executive with respect to executive's obligations or otherwise relating to the business of the Company, (ii) executive's material breach of the agreement or the Company's standard form of confidentiality agreement, (iii) executive's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (iv) executive's willful neglect of his duties or poor performance.
Change of Control.    As defined more completely in the executive's employment agreement, "change of control" means any one of the following occurrences: (i) any person (other than persons who are employed by the Company or its affiliates at any time more than one year before a transaction) becomes the "beneficial owner" within the meaning of Rule 13d-3 of the Exchange Act directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company's then-outstanding securities, but only to the extent that such ownership constitutes a "change in the ownership" of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) during any consecutive one-year period following the date of the employment agreement, individuals who constituted the Board at the beginning of such period or their approved replacements (the "Beginning Board") cease for any reason to constitute a majority of the Board, but only to the extent that such acquisition constitutes a "change in the effective control" of Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), (iii) a merger or consolidation of Company with any other corporation unless: (a) the voting securities of Company outstanding immediately before the merger or consolidation would continue to represent at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no acquiror becomes the "beneficial owner," directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company's then outstanding securities, but only to the extent that such ownership constitutes a "change in the ownership" of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), and (iv) any person acquires all, or substantially all, of Company's assets, but only to the extent that such acquisition results in a "change in the ownership of a substantial portion" of Company's assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).
Triggering Event.    As defined more completely in the executive's employment agreement, "triggering event" means (i) executive's termination from employment by the Company without cause, (ii) a material change in the nature of executive's job or responsibilities, or (iii) the relocation of executive's principal place of work to a location more than 30 miles from the location executive was assigned to immediately prior to the change of control, and such relocation results in executive's one-way commute to work increasing by more than 30 miles from the executive's principal place of residence as of immediately prior to the announcement of such relocation, and (iv) the Company's material breach of the agreement.

Severance and Change of Control Agreement with Deanna Lund
On March 28, 2005, we entered into a Severance and Change of Control Agreement with Ms. Lund, which was subsequently amended and restated, most recently on August 4, 2011 (as amended, the "Lund Agreement"). The terms of this amended and restated agreement provide that, upon a change of control of the Company, Ms. Lund shall be entitled to accelerated vesting of 100% of all of her outstanding and unvested stock options and other equity awards. In the event of a termination without cause, Ms. Lund shall be entitled to accelerated vesting of 100% of her outstanding and unvested stock options and other equity awards. The Lund Agreement also provides for severance payments to Ms. Lund as follows: (i) if Ms. Lund is terminated without cause prior to a change of control, she is entitled to (A) severance compensation equal to one year of her base salary then in effect and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of one year following termination, or (ii) if she terminates as a result of a triggering event after a change of control, she is entitled to: (A) severance compensation equal to two years of her base salary then in effect, plus her maximum potential bonus amount for two years and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of two years following termination or resignation. The definitions of cause, change of control and triggering event set forth in the Lund Agreement are consistent with the definitions set forth in the DeMarco Agreement, as described above.
The timing of severance payments and benefits under the Lund Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Ms. Lund's severance agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as "excess parachute payments" within the meaning of Section 280G.
The vesting terms of Ms. Lund's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Ms. Lund's unvested RSUs will vest in the event of a termination of service without cause and a change of control. Assuming a termination without cause had occurred on December 30, 2018, this provision would have resulted in accelerated vesting of unvested equity awards valued at $6,325,000 (for purposes of calculation, the value of the 2018 award was valued at the targeted performance amount).
Under the Lund Agreement, if Ms. Lund had been terminated without cause on December 30, 2018, she would have received the following benefits: (i) severance compensation equal to one year of her base salary then in effect, in the amount of $460,000 and (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of one year following termination with an aggregate annual cost of $21,178, and the accelerated vesting of her RSU awards with an aggregate market value on December 30, 2018 of $6,325,000 (for purposes of calculation, the value of the 2018 award was valued at the targeted performance amount). If Ms. Lund terminated on December 30, 2018 as a result of a triggering event after a change of control she would have received the following benefits: (i) severance compensation equal to two years of her base salary and target bonus then in effect, in the amount of $1,610,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of two years following termination totaling $42,356, (iii) the accelerated vesting of RSUs with an aggregate market value on December 30, 2018 of $6,325,000 (for purposes of calculation, the value of the 2018 award was valued at the targeted performance amount); and (iv) a gross-up payment as described above.
Employment Agreement with Jonah Adelman
There is no employment agreement between Mr. Adelman and the Company. The vesting terms of Mr. Adelman's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Adelman will vest in the event of a change in control. Assuming a change in control had occurred on December 30, 2018, this provision would have resulted in accelerated vesting of unvested equity awards valued at $1,237,500 (for purposes of calculation, the value of the 2018 award was valued at the targeted performance amount).
Employment Agreement with Phillip Carrai
On December 5, 2016, we entered into a new Employment Agreement with Mr. Carrai that became effective on January 1, 2017 (the “Carrai Agreement”). Under the terms of the Carrai Agreement, Mr. Carrai's annual base salary is $450,000, which is eligible for annual increases in accordance with the Company's then current compensation policies. In addition, Mr. Carrai is entitled to receive additional annual discretionary incentive compensation of up to 60% of his base salary. In the event of his termination without cause, the Carrai Agreement provides that Mr. Carrai shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date and (ii) any incentive compensation earned as of the termination date. In addition, in the event Mr. Carrai is terminated without cause upon a change of control, Mr. Carrai is entitled to receive continued payment of his base salary for a period of twelve months.

For purposes of the Carrai Agreement, cause is defined as (i) executive's willful violation of posted policy or rules of the Company; (ii) executive's willful refusal to follow the lawful directions given by executive's direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the Company; or (iii) executive's breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the company. The definition of a change of control set forth in the Carrai Agreement is consistent with the definition set forth in the DeMarco Agreement, as described above.
The vesting terms of Mr. Carrai's RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Carrai will vest in the event of a termination of service without cause and/or a change of control. Assuming a change in control had occurred on December 30, 2018, this provision would have resulted in accelerated vesting of unvested equity awards valued at $3,334,375 (for purposes of calculation, the value of the 2018 award was valued at the targeted performance amount). If Mr. Carrai had been terminated on December 30, 2018 without cause, he would have received severance compensation equal to $450,000 to be paid over twelve months. If Mr. Carrai had been terminated on December 30, 2018 in connection with a change in control, he would have received the following benefits under his employment agreement: (i) severance compensation equal to twelve months of his base salary then in effect, which was $450,000 annually; and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 30, 2018 of $3,334,375 (for purposes of calculation, the value of the 2018 award was valued at the targeted performance amount).
Employment Agreement with Benjamin Goodwin
Effective January 1, 2017, we entered into an Employment Agreement with Mr. Goodwin (the “Goodwin Agreement”). Under the terms of the Goodwin Agreement, Mr. Goodwin’s annual base salary is $290,000, which is eligible for annual increases in accordance with the Company's then current compensation policies. In addition, Mr. Goodwin is entitled to receive additional annual discretionary incentive compensation of up to 60% of his base salary. In the event of his termination without cause, the Goodwin Agreement provides that Mr. Goodwin shall be entitled to continued payment of his base salary for a period of twelve months from the termination date. In addition, in the event Mr. Goodwin is terminated upon a change of control, Mr. Goodwin is entitled to receive continued payment of his base salary for a period of twelve months.
For purposes of the Goodwin Agreement, cause is defined as (i) executive's violation of posted policy or rules of the Company; (ii) executive's willful refusal to follow the lawful directions given by executive's direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the Company; or (iii) executive's breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company. The definition of a change of control set forth in the Goodwin Agreement is consistent with the definition set forth in the DeMarco Agreement, as described above.
The vesting terms of Mr. Goodwin’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Goodwin will vest in the event of a change of control. Assuming a change in control had occurred on December 30, 2018, this provision would have resulted in accelerated vesting of unvested equity awards valued at $550,000. If Mr. Goodwin had been terminated on December 30, 2018 without cause, he would have received severance compensation equal to $290,000 to be paid over twelve months. If Mr. Goodwin had been terminated on December 30, 2018 in connection with a change in control, he would have received severance compensation equal to twelve months of his base salary then in effect, which was $290,000 annually; and (ii) the accelerated vesting of RSU awards with an aggregate market value on December 30, 2018 of $550,000.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company must annually disclose in its proxy statement the median of the annual total compensation of all employees (excluding the Chief Executive Officer ("CEO")), the annual total compensation of its CEO, and the ratio of the CEO compensation to the median employee compensation. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We determined that, as of December 28, 2018, our employee population (including employees of our consolidated subsidiaries) consisted of approximately 2,672 employees in the U.S. and foreign jurisdictions.
We determined the required ratio by:

•
calculating the total annual cash compensation of all employees except the CEO, using base salary plus annual incentive as a consistently applied compensation measure; and then sorting those employees from highest to lowest;

•	determining the median employee from that list; and

•	calculating the total annual compensation of our CEO and of the median employee using the same methodology required for the Summary Compensation Table on page 47.
The total annual compensation for our CEO for fiscal year 2018 was $5,514,184. The total annual compensation for the median employee was $67,487, representing the amount of such employee’s compensation for 2018 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee was a named executive officer for 2018. The resulting ratio of CEO pay to the pay of the Company’s median employee for fiscal year 2018 is 81.7 to one.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices.  As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
The Compensation Committee periodically reviews comparative market data and recommendations from the Company's Human Resources Department and compensation consultants with regard to the structure of our non-employee director compensation program and the amounts paid to our non-employee directors. The following table summarizes the quarterly retainer and committee fees payable to our non-employee directors during the fiscal year ended December 30, 2018. All such fees are paid quarterly in arrears.

	2018 Director Compensation
Board Member Quarterly Retainer	$12,500
Board Chairman Quarterly Fee	$7,500
Audit Committee Chair Quarterly Retainer	$3,750
Audit Committee Member Quarterly Fee	$1,500
Designated Financial Expert Quarterly Fee	$1,250
Compensation Committee Chair Quarterly Retainer	$3,750
Compensation Committee Member Quarterly Fee	$1,500
Nominating & Governance Committee Chair Quarterly Retainer	$3,750
Nominating & Governance Committee Member Quarterly Fee	$1,250
Annual Equity Award	10,000 RSUs	(1)
_______________________________________________________________________________

(1)
Except as noted below, directors received 10,000 RSUs on June 19, 2018, which vest on the first anniversary of the grant date, subject to the terms of the applicable award agreement. Mr. Carano declines RSU awards from the Company

Our directors also receive reimbursement for all out-of-pocket expenses related to their duties, including, but not limited to, travel, car rental and lodging fees.
Beginning in 2018, based upon the Company’s compensation consultant’s recommendations to the Compensation Committee, a more-typical, service-based equity program for directors was implemented to maintain director independence and avoid perceptions of self-interest when evaluating Company risks and Company performance incentives. Under the new equity program, directors received 10,000 RSUs at the time of election or re-election for their board service and such RSUs will vest after one year to match the elected director term of service.

For all director RSUs, including the 2018 awards described above, delivery of common stock underlying vested RSUs is deferred until termination of service.

Director Summary Compensation Table
The following table summarizes the total compensation that our directors (other than directors who are named executive officers) earned during the fiscal year ended December 30, 2018 for services rendered as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)		All Other Compensation ($)	Total ($)
Scott Anderson(3)	70,000	116,000	—		—	186,000
Bandel Carano(4)	—	—	56,010	(2)	—	56,010
William Hoglund(5)	97,000	116,000	—		—	213,000
Scot Jarvis(6)	76,000	116,000	—		—	192,000
Jane Judd(7)	61,000	116,000	—		—	177,000
Samuel Liberatore(8)	55,000	116,000	—		—	171,000
Amy Zegart(9)	65,000	116,000	—		—	181,000
_______________________________________________________________________________

(1)
Amounts shown in this column reflect the grant date fair value computed in accordance with Topic 718 with respect to awards of RSUs. On June 19, 2018, each of Messrs. Anderson, Hoglund, Jarvis, and Liberatore and Mses. Judd and Zegart were granted 10,000 RSUs for their service on the Board. The grant date fair value of each RSU granted on June 19, 2018 was $11.60. The assumptions on which this valuation is based are set forth in Note 10 to the audited financial statements included in the Company’s Annual Report on Form 10‑K filed with the SEC on February 28, 2019.

(2)
Amounts shown in this column reflect the grant date fair value computed in accordance with Topic 718 with respect to awards of options to purchase shares of Kratos. The following awards of stock options during 2018 were made pursuant to the Non‑Management Directors Stock Option Fee Program, of which Mr. Carano is the only participant: (a) March 21, 2018, fully vested stock option to purchase 1,442 shares of common stock in lieu of $14,000 in director’s fees; (b) June 19, 2018, fully vested stock option to purchase 1,207 shares of common stock in lieu of $14,000 in director’s fees; (c) October 9, 2018, fully vested stock option to purchase 1,012 shares of common stock in lieu of $14,000 in director’s fees; and (d) December 5, 2018, fully vested stock option to purchase 1,093 shares of common stock in lieu of $14,000 in director’s fees. Mr. Carano’s options granted in 2018 had an aggregate grant date market value ranging from $9.71 to $12.81. The assumptions on which this valuation is based are set forth in Note 10 to the audited financial statements included in the Company’s Annual Report on Form 10‑K filed with the SEC on February 28, 2019.

(3)	Mr. Anderson held 60,000 RSUs as of December 30, 2018, of which 30,000 RSUs had vested.

(4)	Mr. Carano held fully vested outstanding options to purchase 82,155 shares as of December 30, 2018.

(5)	Mr. Hoglund held 62,000 RSUs as of December 30, 2018, of which 32,000 RSUs had vested.

(6)	Mr. Jarvis held 60,000 RSUs as of December 30, 2018, of which 30,000 RSUs had vested.

(7)	Ms. Judd held 58,000 RSUs as of December 30, 2018, of which 28,000 RSUs had vested.

(8)	Mr. Liberatore held 65,100 RSUs as of December 30, 2018, of which 32,250 RSUs had vested.

(9)	Ms. Zegart held 40,000 RSUs as of December 30, 2018, of which 15,000 RSUs had vested.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviews and approves the Company's compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Scot Jarvis, Chairperson
Bandel Carano
William Hoglund
        The foregoing Compensation Committee Report is not "soliciting material," is not deemed "filed" with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 15, 2019 by (i) each stockholder known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

	Beneficial Ownership(1)
	Common Stock
Identity of Owner or Group	Shares		% Ownership
Named Executive Officers(2)
Eric DeMarco	897,123	(3)	*
Deanna Lund	422,504	(4)	*
Jonah Adelman	45,200		*
Phillip Carrai	315,342	(5)	*
Benjamin Goodwin	132,038	(6)	*
Directors
Scott Anderson c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	115,067	(7)	*
Bandel Carano Oak Investment Partners 525 University Avenue, Suite 1300 Palo Alto, CA 94301	13,631,749	(8)	12.87%
William Hoglund P.O. Box 1914 Wilson, WY 83014	408,000	(9)	*
Scot Jarvis c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	113,200	(10)	*
Jane Judd 10680 Treena Street, Suite 600 San Diego, CA 92131	38,266	(11)	*
Samuel Liberatore 10680 Treena Street, Suite 600 San Diego, CA 92131	9,251	(12)	*
Amy Zegart 10680 Treena Street, Suite 600 San Diego, CA 92131	7,305	(13)	*
5% Stockholders:
Oak Management Corporation 525 University Avenue, Suite 1300 Palo Alto, CA 94301	13,640,508	(14)	12.87%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,808,288	(15)	9.26%
FMR LLC 245 Summer Street Boston, MA 02210	8,871,109	(16)	8.38%
SMALLCAP World Fund, Inc. 6455 Irvine Center Drive Irvine, CA 92618	5,849,900	(17)	5.53%
All Directors and Executive Officers as a Group (18 persons)	16,569,884		15.54%
Total Shares Outstanding	105,872,292
______________________________________________________________________________

*	Represents less than one percent (1%).

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of our common stock within 60 days of March 15, 2019. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 105,872,292 shares of common stock outstanding on March 15, 2019.

(2)	The address for all executive officers is 10680 Treena Street, Suite 600, San Diego, CA 92131.

(3)
Includes 15,749 shares held in Kratos' 401(k) Plan, 34,306 shares purchased through the Purchase Plan, 325,000 shares subject to options exercisable within 60 days from March 15, 2019, 499,650 shares held in trust, over which Mr. DeMarco has shared voting and investment power, and 11,208 shares held by Mr. DeMarco’s spouse, over which his spouse has sole voting and investment power.

(4)	Includes 15,960 shares held in Kratos' 401(k) Plan, 16,626 shares purchased through the Purchase Plan, and 154,926 shares subject to options exercisable within 60 days from March 15, 2019.

(5)
Includes 16,453 shares held in Kratos' 401(k) Plan, 20,758 shares purchased through the Purchase Plan, 80,000 shares subject to options exercisable within 60 days from March 15, 2019, and 23,394 shares held in trust over which Mr. Carrai has shared voting and investment power.

(6)
Includes 3,634 shares purchased through the Purchase Plan, 30,000 shares subject to options exercisable within 60 days from March 15, 2019, and 13,105 shares held in trust over which Mr. Goodwin has shared voting and investment power.

(7)
Includes 8,000 shares subject to options exercisable within 60 days from March 15, 2019. Also, includes 10,333 shares held by the Anderson Family Trust for the benefit of Mr. Anderson's children, for which voting and investment power are held by the trustee. Mr. Anderson disclaims beneficial ownership of the shares held by the Anderson Family Trust.

(8)
Includes the shares of common stock held by the Oak Entities, as detailed in Note 14 below. Also includes 81,444 shares subject to options held by Mr. Carano that are exercisable within 60 days of March 15, 2019 and 616,098 shares of common stock held directly by Mr. Carano.

(9)	Includes 8,000 shares subject to options exercisable within 60 days from March 15, 2019 and 400,000 shares held by a family limited liability company.

(10)	Includes 8,000 shares subject to options exercisable within 60 days from March 15, 2019.

(11)	Includes 8,000 shares subject to options exercisable within 60 days from March 15, 2019 and 4,166 shares held in trust over which Ms. Judd has shared voting and investment power.

(12)	Includes 851 shares held in Kratos' 401(k) Plan and 8,000 shares subject to options exercisable within 60 days from March 15, 2019.

(13)	Consists of shares held in trust over which Ms. Zegart has shared voting and investment power.

(14)
Based on information contained in a Form 4 filed with the SEC on August 8, 2018 and a Schedule 13D/A filed with the SEC on March 11, 2016 with respect to holdings of Kratos common stock. Includes (i) 267,786 shares held by Oak Investment Partners IX, Limited Partnership, a Delaware limited partnership ("Oak IX"), (ii) 2,853 shares held by Oak IX Affiliates Fund, Limited Partnership, a Delaware limited partnership ("Oak IX Affiliates"), (iii) 6,427 shares held by Oak IX Affiliates Fund-A, Limited Partnership, a Delaware limited partnership ("Oak IX Affiliates-A"), (iv) 1,630,960 shares held by Oak Investment Partners X, Limited Partnership, a Delaware limited partnership ("Oak X"), (v) 26,181 shares held by Oak X Affiliates Fund, Limited Partnership, a Delaware limited partnership ("Oak X Affiliates"), and

(vi) 11,000,000 shares held by Oak Investment Partners XIII, Limited Partnership, a Delaware limited partnership ("Oak XIII"). Also includes 81,444 shares subject to options held by Mr. Carano that are exercisable within 60 days from March 15, 2019. Each of these entities has sole voting and dispositive power with respect to the shares they beneficially own. Oak Associates IX, LLC ("Oak Associates IX GP") is the general partner of Oak IX, Oak IX Affiliates, LLC ("Oak IX Affiliates GP") is the general partner of each of Oak IX Affiliates and Oak IX Affiliates-A, Oak Associates X, LLC ("Oak Associates X GP") is the general partner of Oak X, Oak X Affiliates, LLC ("Oak X Affiliates GP") is the general partner of Oak X Affiliates, and Oak Associates XIII, LLC ("Oak Associates XIII GP") is the general partner of Oak XIII. Mr. Carano, Edward Glassmeyer, Fredric Harman, and Ann Lamont are the managing members of each of Oak Associates IX GP and Oak IX Affiliates GP, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak IX, Oak IX Affiliates, and Oak IX Affiliates-A. Mr. Carano, Mr. Glassmeyer, Mr. Harman, and Ms. Lamont are the managing members of each of Oak Associates X GP and Oak X Affiliates GP, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak X and Oak X Affiliates. Mr. Carano, Mr. Glassmeyer, Mr. Harman and Ms. Lamont are the managing members of Oak Associates XIII GP, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by Oak XIII. As the general partner, these entities have shared voting and dispositive power over the shares held by the entity for which they are the general partner. All such shares are deemed to be beneficially owned by Oak Management Corporation, a Delaware corporation ("Oak Management") as the manager of Oak IX, Oak IX Affiliates, Oak IX Affiliates-A, Oak X, Oak X Affiliates, and Oak XIII. Oak IX, Oak Associates IX GP, Oak IX Affiliates, Oak IX Affiliates-A, Oak IX Affiliates GP, Oak X, Oak Associates X GP, Oak X Affiliates, Oak X Affiliates GP, Oak XIII, Oak Associates XIII GP and Oak Management are collectively referred to as the "Oak Entities." Mr. Carano, Edward Glassmeyer, Fredric Harman, and Ann Lamont (collectively, with the Oak Entities, the "Oak Reporting Persons") are deemed to have beneficial ownership of such shares as managing members of each general partner of the Oak Entities. In addition, Messrs. Carano, Glassmeyer, and Harman, and Ms. Lamont have sole voting and dispositive power with respect to 616,098 shares, 3,459 shares, 1,599 shares, and 3,701 shares, respectively. Each Oak Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of common stock or securities convertible into or exercisable for common stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

(15)	Based on information contained in a Schedule 13G/A filed with the SEC by Blackrock, Inc. on February 6, 2019 with respect to holdings of Kratos common stock as of December 31, 2018.

(16)	Based on information contained in a Schedule 13G filed with the SEC by FMR LLC on February 13, 2019 with respect to holdings of Kratos common stock as of December 31, 2018.

(17)	Based on information contained in a Schedule 13G filed with the SEC by SMALLCAP World Fund, Inc. on February 14, 2019 with respect to holdings of Kratos common stock as of December 31, 2018.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Information about our equity compensation plans as of December 30, 2018 is as follows (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	Weighted Average Exercise Price of Outstanding Options, and Rights(2)	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Stockholders(1)	4,565	$5.16	5,707	(3)
Total	4,565	$5.16	5,707
_______________________________________________________________________________

(1)	Includes the Integral Amended and Restated 2008 Stock Incentive Plan, 2005 Equity Incentive Plan, 2011 Equity Incentive Plan, 2014 Plan, and the Purchase Plan.

(2)
The weighted-average exercise price does not take into account 3,798,252 shares of common stock issuable upon vesting of outstanding restricted stock awards from plans approved by stockholders, which have no exercise price.

(3)	Includes 2,842,135 shares that remain available for issuance under the Purchase Plan as of March 15, 2019.
For more information regarding our equity compensation plans, see Note 10 to the audited financial statements included in our Form 10-K filed with the SEC on February 28, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent (10%) of a registered class of our equity securities (the "Reporting Persons") to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
To the best of our knowledge and based solely upon our review of the copies of such reports furnished to us for the fiscal year ended December 30, 2018 and the information provided to us by the Reporting Persons, we believe that all Reporting Persons complied with Section 16(a) during the 2018 fiscal year.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Kratos Defense & Security Solutions, Inc., c/o Corporate Secretary, 10680 Treena Street, Suite 600, San Diego, California 92131 or call Investor Relations at (858) 812-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their brokers.
STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2020 proxy statement, a stockholder's proposal must be received by us no later than November 30, 2019 and must otherwise comply with Rule 14a-8 under the Exchange Act. Any stockholder proposal received after November 30, 2019 will be considered untimely, and will not be included in our proxy materials for our 2020 annual meeting of stockholders. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.
Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations for consideration at our annual meeting of stockholders must provide advance notice in writing to our Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date on which we first mailed our notice of the meeting for the previous year's annual meeting of stockholders, or not later than the tenth day following the date on which we mail the notice of meeting for the current year if during the prior year we did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year, or in the event of a special meeting. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Therefore, to be presented at our 2020 annual meeting, such a proposal must be received by the Company not later than the close of business on November 30, 2019.

While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2020 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.
ANNUAL REPORT
Our 2018 Annual Report on Form 10-K accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of our 2018 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Eric DeMarco President and Chief Executive Officer
March 29, 2019

Annex A
Unaudited Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure defined as generally accepted accounting principles ("GAAP") net income (loss) plus (income) loss from discontinued operations, net interest expense, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets and capitalized contract and development costs, acquisition and restructuring related items, impairment of goodwill and foreign transaction gain (loss).
Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below.
Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:
Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.
Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our net operating losses.
Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.
Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.
Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain aerial targets in its Unmanned Systems business as these units are sold.
Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.
Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.
Acquisition and restructuring related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.
Excess capacity and restructuring costs. The Company has incurred excess capacity and excess overhead costs related to certain of its manufacturing businesses within its Unmanned Systems and Modular Systems businesses due primarily to underutilization of manufacturing facilities and support costs resulting from less than optimal volumes and efficiencies. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

A - 1

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.
Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.
Reconciliation of Net income (loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA is as follows:

	Twelve Months Ended
	December 30,	December 31,	December 25,
	2018	2017	2016

Net income (loss)	$(3.5)	$(42.7)	$(60.5)
Income (loss) from discontinued operations, net of income taxes	7.6	(4.2)	2.9
Interest expense, net	20.8	28.6	34.5
Loss on extinguishment of debt	—	17.3	—
Provision (benefit) for income taxes from continuing operations	4.6	(10.2)	5.8
Depreciation (including cost of service revenues and product sales)	12.0	11.8	12.0
Stock-based compensation	7.2	7.8	5.1
Foreign transaction (gain) loss	1.2	(0.4)	(0.4)
Amortization of intangible assets	5.9	10.4	10.5
Amortization of capitalized contract and development costs	0.9	0.5	—
Impairment of goodwill	—	24.2	—
Acquisition and restructuring related items and other	3.8	4.4	33.1

Adjusted EBITDA	$60.5	$47.5	$43.0

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Twelve Months Ended
	December 30,	December 31,	December 25,
	2018	2017	2016
Acquisition and transaction related items	$—	$0.3	$—
Excess capacity and restructuring costs	1.0	4.1	13.1
Legal related items	2.8	—	—
Investment in unmanned combat systems	—	—	20.0

Acquisition and restructuring related items and other	$3.8	$4.4	$33.1

A - 2